Exhibit 10.2

SECURED SUPER-PRIORITY DEBTOR IN POSSESSION

CREDIT, GUARANTY AND SECURITY AGREEMENT

BY AND AMONG

ENJOY TECHNOLOGY, INC.,

ENJOY TECHNOLOGY OPERATING CORP.,

ENJOY TECHNOLOGY LLC,

THE OTHER PERSONS FROM TIME TO TIME PARTY HERETO AS BORROWERS,

THE OTHER PERSONS FROM TIME TO TIME PARTY HERETO AS GUARANTORS,

AND

ASURION, LLC

Dated as of July 25, 2022

i

Exhibits

Exhibit A	Defined Terms

Exhibit B	Budget

Exhibit C	Form of Compliance Certificate

Schedules

Schedule 8(a)	Existence, Qualification and Power

Schedule 8(d)	Existing Investments

Schedule 8(e)(iii)	Material Adverse Events

Schedule 8(e)(v)	Existing Indebtedness

Schedule 8(f)	Litigation

Schedule 8(h)(ii)	Leased Locations

Schedule 8(h)(iii)	Existing Liens

Schedule 8(i)	Insurance

Schedule 8(m)	Intellectual Property

Schedule 8(p)	Material Contracts

Schedule 8(s)	Subsidiaries

Schedule 8(u)	Deposit Accounts

ii

SECURED SUPER-PRIORITY DEBTOR IN POSSESSION

CREDIT, GUARANTY AND SECURITY AGREEMENT

THIS SECURED SUPER-PRIORITY DEBTOR IN POSSESSION CREDIT, GUARANTY AND SECURITY AGREEMENT (the “Agreement”), is made and entered into as of the 25th day of July, 2022 (the “Effective Date”), by and between Enjoy Technology, Inc., a Delaware corporation (“Enjoy”), Enjoy Technology Operating Corp., a Delaware corporation (“Enjoy Operating”), Enjoy Technology LLC, a Delaware limited liability company (“Enjoy LLC” and together with Enjoy, Enjoy Operating and each other Person who joins in the execution hereof after the Effective Date as a borrower pursuant to the terms hereunder, each individually a “Borrower” and collectively “Borrowers”), the other Loan Parties party hereto, and Asurion, LLC, a Delaware limited liability company (“Asurion” or “Lender”).

RECITALS

WHEREAS, on June 30, 2022 (the “Petition Date”), the Borrowers and the other Loan Parties (collectively, the “Debtors” and, each individually, a “Debtor”) each commenced a chapter 11 case, which are being jointly administered under Case No. 22-10580 (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”), by filing separate voluntary petitions for reorganization under Chapter 11 of Title 11 of the U.S. Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (together with any other court having jurisdiction over the Chapter 11 Cases or any proceeding therein from time to time, the “Bankruptcy Court”); and each Debtor continues to operate its businesses and manage its properties as a debtor and debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Lender (in such capacity, the “Prepetition Lender”) provided financing to the Borrowers pursuant to that certain Senior Credit, Guaranty and Security Agreement, dated as of June 29, 2022, among the Borrowers, the other Loan Parties party thereto and the Prepetition Lender (as amended from time to time, and as may be further amended, restated, supplemented or otherwise modified through the Petition Date, the “Prepetition Credit Agreement”);

WHEREAS, as of the closing of business on the day immediately prior to the Initial Funding Date, the Borrowers owed the Lender $2,500,000 in Prepetition Obligations (the “Prepetition Amount”), plus fees, expenses, and interest.

WHEREAS, the Borrowers have requested, and, upon the terms set forth in this Agreement (and in the case of the Initial Loans, the Initial Loan Documents), the Lender has agreed to make available to the Borrower, a senior secured, superpriority debtor-in-possession term loan facility in an aggregate principal amount of up to $55,000,000 (the “DIP Facility”), consisting of: (i) a new money multiple-draw secured term loan in an aggregate principal amount not to exceed $32,500,000, (ii) a secured term loan facility equal to the Interim Loan (as defined below) and (iii) a secured term loan facility equal to the Prepetition Amount (together, the “Rolled Up Amount”) resulting from the roll-up and refinancing of all Prepetition Obligations, in each case subject to the conditions set forth herein, pursuant to the DIP Order, the proceeds of which shall be used to fund the Permitted Uses pursuant to an in accordance with the Budget;

WHEREAS, on July 1, 2022 (the “Initial Funding Date”), the Borrowers borrowed $19,999,178.08 (the “Interim Loan”) and paid a closing fee in an amount equal to $1,100,000 (the “Closing Fee”), which Closing Fee was paid, in lieu of cash payment of such fee, as an additional amount added to the principal amount of the Interim Loan borrowed on the Initial Funding Date under the DIP Facility pursuant to the Initial Loan Documents and the parties desire to document such borrowings in this Agreement;

WHEREAS, the Guarantors will guaranty all of the Obligations under the Loan Documents;

WHEREAS, in order to secure the Obligations of the Borrowers and the other Guarantors under the Loan Documents, the Borrowers and the Guarantors have reaffirmed and otherwise granted (and in furtherance thereof will grant hereunder) to the Lender a security interest in and DIP Lien upon substantially all of the now existing and hereafter acquired personal and real property of the Borrowers and the Guarantors;

WHEREAS, the Lender is willing to extend such credit to the Borrowers and the other Loan Parties on the terms and subject to the conditions set forth herein and the DIP Orders, as applicable.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lender is willing to extend such credit to the Borrowers on the terms and conditions set forth in this Agreement and the other Loan Documents, and accordingly the undersigned hereby agree as follows:

1.	Construction and Defined Terms.

(a) General Interpretive Principles. If the context requires, the use of any gender shall also refer to any other gender, and the use of either number shall also refer to the other number. All accounting terms not specifically defined have the meanings determined by reference to generally accepted accounting principles consistently applied (“GAAP”). Terms used in this Agreement that are defined in the Uniform Commercial Code as adopted in the state of New York (the “UCC”) shall have the same meanings herein, except as otherwise expressly provided or amplified (but not limited) herein. The word “including” is not exclusive; if exclusion is intended, the word “comprising” is used instead. The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

(b) Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the terms and definitions set forth on Exhibit A attached hereto shall have the meanings herein, unless the context expressly requires otherwise.

2.	Loans and Commitments.

(a) Advances and Repayment.

(i) Subject to the terms and conditions of the Initial Loan Documents, and pursuant to and solely in accordance with the Budget, on the Initial Funding Date, the Lender made an Initial Loan to and for the account of the Borrowers as provided in the Initial Loan Documents, in the aggregate principal amount equal to the Interim Loan plus the Rolled Up Amount, as described in the Recitals to this Agreement (and for the avoidance of doubt, including the roll-up of the Prepetition Amount).

(ii) Subject to the terms and conditions of this Agreement, and pursuant to and solely in accordance with the Budget, during the Availability Period, upon the satisfaction of the conditions set forth in Section 4(b), the Lender agrees to make a Final DIP Loan to and for the account of the Borrowers as provided herein, in the aggregate amount not to exceed the Lender’s Final DIP Loan Commitment. The Final DIP Loans shall be made in one draw on the Final DIP Funding Date, and the Final DIP Loan Commitments shall be immediately terminated on the earlier of (a) the funding of the Final DIP Loans and (b) the Commitment Expiration Date.

(iii) Once repaid, no part of the Initial Loans or Final DIP Loans may be reborrowed.

(b) Disbursement of Loans.

(i) Pending use in accordance with the Budget and subject to Section 9(n), all DIP Proceeds (including any intra-company transfers of such DIP Proceeds) shall be deposited into a Blocked Account (to the extent requested by the Lender) and invested at all times by the applicable Loan Party in accordance with the Debtors’ “first day” pleadings governing cash management. Any such DIP Proceeds may only be used by the Borrowers in accordance with the Budget.

(c) Payment of Loans.

(i) The Borrowers hereby, jointly and not severally, unconditionally promises to pay to the Lender the then unpaid principal amount of, and unpaid accrued interest on, each Loan of such Lender made to the Borrowers, along with all other Obligations owing under any Loan Document, on the DIP Termination Date (or such earlier date on which the Loans become due and payable in accordance hereof) in cash without further application to or order of the Bankruptcy Court.

(ii) Amounts repaid or prepaid in respect of Loans may not be reborrowed.

(d) Prepayments of Loans.

(i) The Borrowers shall have the right at any time and from time to time, without premium or penalty, to prepay the Loans in whole or in part, as selected and designated by the Borrowers, subject to the requirements of this Section 2, including Section 2(j)(ii).

(ii) In the event and on each occasion that any Net Proceeds are received by or on behalf of Borrowers or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, upon receipt of such Net Proceeds, promptly prepay and in any event within three (3) Business Days the outstanding Loans in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided if such Net Proceeds are received by or on behalf of the Specified Foreign Subsidiaries, Section 2(e) shall apply.

(iii) Enjoy shall notify the Lender in writing of any prepayment hereunder not later than 1:00 p.m., Central Time, one (1) Business Day before the date of the proposed prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each prepayment of the Loans shall be applied ratably. Prepayments shall be accompanied by accrued interest to the extent required by Section (i).

(e) If the Borrower reasonably determines that any prepayment required under Section 2(d)(ii) from Net Proceeds received by or on behalf of a Specified Foreign Subsidiary would be prohibited by the Specified Foreign Limitations, then after the Borrower’s use of reasonable best efforts to eliminate such prohibition, the amount of any prepayment required under Section 2(d)(ii) from Net Proceeds received by or on behalf of such Specified Foreign Subsidiary shall be reduced to the extent required to comply with the Specified Foreign Limitations. The Borrower’s determinations pursuant to this paragraph shall be set forth in a reasonably detailed certificate of a Responsible Officer of the Borrower, delivered to the Lender prior to the date the prepayment would otherwise be due.

(f) Making the Loans.

(i) A Responsible Officer on behalf of the Borrowers shall give the Lender written notice , which may be by email (a “Borrowing Request”), not later than 1:00 p.m., Central Time, two (2) Business Days prior to the Final DIP Loan Funding Date with respect to the Borrowing of the Final DIP Loans. The Borrowing Request shall be irrevocable and shall specify (i) the principal amount of the proposed Loan (which shall be denominated in Dollars), (ii) the Borrowers’ wiring instructions, (iii) confirmation that the Borrowing Request complies with the then-applicable Budget and (iv) the proposed borrowing date, which must be an applicable Business Day. The Lender shall be entitled to rely conclusively on any Responsible Officer’s authority to request a Loan on behalf of the Borrowers until the Lender receives written notice to the contrary. The Lender shall have no duty to verify the authenticity of the signature appearing on the written Borrowing Request.

(ii) The Borrowing Request pursuant to this Section 2(f) shall be irrevocable and the Borrowers shall be bound to make a Borrowing in accordance therewith.

(g) No Discharge; Survival of Claims.

(i) Until indefeasible payment in full (other than contingent obligations not yet due and payable) in cash of the Loans and all other Obligations, each of the Borrowers and the Guarantors agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization or liquidation in any Chapter 11 Case (and each of the Borrowers and the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the DIP Credit Facility Super-Priority Claims and the DIP Liens granted to the Lender pursuant to the DIP Orders and described in Section 5 shall not be affected in any manner by the entry of an order confirming a plan of reorganization or liquidation in any Chapter 11 Case, and such claims and Liens shall be paid in full in cash by any such plan.

(ii) The total principal amount of the Loan outstanding at any time (including for the avoidance of doubt, the Initial Loans, PIK Interest and the Final DIP Loans) is deemed by Borrowers and Lender to be a single loan.

(h) Note.

(i) The Loan may, at Lender’s request, be evidenced by the Note of even date herewith, executed by Borrowers and payable to the Lender, in the maximum principal amount (excluding any PIK Interest) of $55,000,000. Each Borrower jointly and severally agrees to repay to Lender the outstanding principal balance and all accrued interest on the Loan according to the terms of the Note and this Agreement.

(i) Interest Rate and Payment of Interest.

(i) Interest shall accrue on the outstanding balance of the Loan at a rate of twelve percent (12%) per annum, compounded monthly from the date of the applicable Borrowing.

(ii) Interest shall be payable monthly in arrears on the first (1st) calendar day of each month, commencing July 1, 2022, and shall, in lieu of cash payment of such interest, be added to the principal amount of the Loan and accrue interest in accordance with the terms hereof (the “PIK Interest”). Notwithstanding the foregoing, all principal of, and all interest on, any Loan or any other amount (including any fees) payable by the Borrowers hereunder or under any other Loan Document shall automatically bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate following the occurrence and during the continuance of an Event of Default (regardless of whether notice thereof has been given to any Borrower) and shall be payable in cash on written demand. Notwithstanding anything to the contrary, in the event of any repayment or prepayment of any Loan, accrued (but not yet compounded) interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(A) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made. For purposes of the calculation of the outstanding amount and interest on each Loan, all payments made by or on account of the Borrowers shall be deemed to have been applied to the applicable Loan on the date of receipt of such payments by Lender (as such receipt is determined pursuant to Section 2(k)). Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(j) Principal Payments.

(i) Loan Repayment Requirement. Unless prepaid in accordance with Section 2(d) or accelerated by the Lender pursuant to the terms of the Loan Documents, all amounts owed by Borrowers to Lender pursuant to this Agreement, the Note or any Loan Document (including, for the avoidance of doubt, all principal (including PIK Interest) and unpaid interest accrued (including interest accrued at the Default Rate)) shall be due and payable in full on the Maturity Date.

(ii) Termination Fee. On the DIP Termination Date, including as a result of an acceleration of the Loans, the Borrowers shall pay to the Lender a fee (the “Termination Fee”) equal to Four and 00/100 percent (4.00%) of the amount of Loans outstanding on such DIP Termination Date. In the event that prior to the DIP Termination Date, the Borrowers prepay all or part of the Loans pursuant to Section 2(d), then the Borrowers shall pay a fee equal to Four and 00/100 percent (4.00%) of the amount of the Loans so prepaid.

(k) Payments Generally. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to Lender to which such payment is owed, at the Lender’s office in Dollars and in immediately available funds not later than 2:00 p.m. Central Time on the date specified herein. All payments received by Lender (i) prior to or at 2:00 p.m. Central Time, shall be deemed received on the same Business Day, and (ii) after 2:00 p.m. Central Time, shall be deemed received on the next succeeding Business Day; any applicable interest or fee shall continue to accrue and shall be calculated pursuant to Section 2(i). If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

3.	Maturity(a) .

(a) The Loan shall mature and be due and payable, by each Borrower to Lender, in full on the date (the “Maturity Date”) that is the earlier of: (a) September 30, 2022 and (b) the date on which the Obligations are accelerated pursuant to Section 11.

4.	Conditions.

(a) Conditions of Effectiveness. Prior to the effectiveness of this Agreement, Borrowers shall satisfy the following conditions precedent (unless Lender expressly and specifically waives any of the same in writing), all of which are subject to the complete approval of Lender and its counsel in all respects:

(i) The Lender (or its counsel) shall have received from the Borrowers a counterpart of this Agreement and each other Loan Document signed on behalf of each applicable party, in form and substance satisfactory to the Lender.

(ii) Other than the DIP Orders, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits, restricts or imposes a materially adverse condition on the DIP Facility or the exercise by the Lender of its rights as a secured party with respect to the Collateral.

(iii) Since the Petition Date, other than the Known Events, there has been no event or circumstance, either individually or in the aggregate, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(iv) Other than the Chapter 11 Cases, as stayed upon the commencement of the Chapter 11 Cases, or as otherwise disclosed to the Lender prior to the Petition Date, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or governmental authority that (i) would reasonably be expected to result in a Material Adverse Effect or (ii) restrains, prevents or purports to affect materially adversely the legality, validity or enforceability of the DIP Facility or the consummation of the transactions contemplated thereby.

(v) Other than as a result of or in connection with the Chapter 11 Cases, all governmental and third-party consents and approvals reasonably necessary to be obtained by the Borrowers in connection with the DIP Facility, if any, shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lender) or permitted via the Interim DIP Order or the Final DIP Order, as applicable, and shall remain in effect.

(vi) The Lender shall have a valid and perfected lien on and security interest in the Collateral of the Debtors on the basis and with the priority set forth herein.

(vii) No Default or Event of Default shall have occurred and be continuing.

(viii) The Lender (or their counsel) shall have received: (i) a copy of each organizational document of each of the Borrowers as of the Effective Date; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party as of the Effective Date; (iii) resolutions of the board of directors or similar governing body of each of the Borrowers approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party as of the Effective Date, certified as of the Effective Date by such Loan Party as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable governmental authority of the Borrowers’ respective jurisdiction of incorporation, organization or formation dated a recent date prior to the Effective Date.

(ix) Financing statements, which Lender shall have the right to file with the Secretaries of State in each jurisdiction of organization of each Loan Party, and such other locations as Lender may require (including, for the avoidance of doubt, security agreement and assignment documentation to be filed with the PTO).

(x) The representations and warranties of each Loan Party set forth in Section 8 and in each of the Loan Documents shall be true and correct in all material respects on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(xi) The Lender shall have received a Budget Update in form and substance satisfactory to the Lender, and such Budget Update shall become the “Budget” for the purposes of the DIP Facility in accordance with Section 9(b)(iii).

(xii) The Loan Parties shall be in compliance with (i) the Interim DIP Order, and (ii) the Budget (subject to Permitted Variances).

(xiii) A certificate signed by a Responsible Officer of Enjoy certifying that the conditions specified in Sections 4(a)(ii), 4(a)(iv), 4(a)(v), 4(a)(vi), 4(a)(viii) and 4(a)(x) have been satisfied.

(b) Conditions to Extension of Final DIP Loans. The obligation of the Lender to make the Final DIP Loans on the Final DIP Loan Funding Date and on or prior to the Commitment Expiration Date shall include the satisfaction of the following conditions precedent in a manner satisfactory to the Lender:

(i) At least two (2) Business Days prior to the anticipated funding of the Final DIP Loans, the Lender shall have received a Borrowing Request relating to the Final DIP Loans, in accordance with Section 2(f), which shall be in accordance with the then-applicable Budget Update.

(ii) At the time of and immediately after giving effect to the Final DIP Loans, no Default or Event of Default shall have occurred and be continuing.

(iii) The representations and warranties of each Loan Party set forth in Section 8 and in each of the Loan Documents shall be true and correct in all material respects on and as of the Final DIP Loan Funding Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(iv) The making of the Loans shall not violate any requirement of law and shall not be enjoined temporarily, preliminarily or permanently.

(v) The making of the Loans shall be authorized pursuant to the Final DIP Order.

(vi) Other than the Final DIP Order, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits or restricts the DIP Facility or the exercise by the Lender of its rights as a secured party with respect to the Collateral.

(vii) The entry of the Final DIP Order, in form and substance satisfactory to the Lender, which Final DIP Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Lender.

(viii) Other than the Known Events, since the Petition Date there has been no event or circumstance, either individually or in the aggregate, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(ix) Other than the Chapter 11 Cases, as stayed upon the commencement of the Chapter 11 Cases, or as otherwise disclosed to the Lender prior to the Petition Date, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or governmental authority that (i) would reasonably be expected to result in a Material Adverse Effect or (ii) restrains, prevents or purports to affect materially adversely the legality, validity or enforceability of the DIP Facility or the consummation of the transactions contemplated thereby.

(x) The Loan Parties shall be in compliance with (i) the applicable DIP Order, and (ii) the Budget (subject to Permitted Variances).

(xi) the Bankruptcy Court shall have entered the Final DIP Order within twenty-one (21) calendar days following the Petition Date, in form and substance satisfactory to the Lender, which Final DIP Order shall include, a Budget Update, as necessary, as an exhibit thereto, entered on notice to such parties as may be satisfactory to the Lender and otherwise as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules of the Bankruptcy Court, (i) authorizing and approving, on a final basis, the DIP Facility and the transactions contemplated hereby, including, without limitation, the granting of the superpriority claim status, security interests and priming liens, and the payment of all fees, referred to herein; (ii) authorizing, on a final basis, the lifting or modification of the automatic stay to permit the Borrowers and the Guarantors to perform their obligations, and the Lender to exercise their rights and remedies, with respect to the DIP Facility; (iii) authorizing, on a final basis, the use of cash collateral; and (iv) reflecting such other terms and conditions that are mutually satisfactory to the Lender and the Debtors, in their respective discretion, in each case, which Final DIP Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of Lender.

(xii) All reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses, accrued and unpaid as of the Final DIP Loan Funding Date, of (i) the Lender (limited, in the case of counsel, to all reasonable and documented out-of-pocket fees, costs, disbursements and expenses of the Lender’s outside counsel, Gibson, Dunn & Crutcher LLP and Bass, Berry & Sims PLC, and of the Lender’s local counsel, Pachulski Stang Ziehl & Jones LLP in connection with the Chapter 11 Cases) and (ii) any other professional advisors retained by the Lender in its reasonable discretion, shall have been paid in full in cash (which payment may be made from DIP Proceeds), in each case to the extent invoices for any such accrued and unpaid amounts are provided to the Debtors no later than one (1) Business Day prior to the Final DIP Loan Funding Date, in each case, to the extent permitted under, and in accordance with, the Final DIP Order.

(c) A Borrowing Request submitted by the Borrowers shall be deemed to be a representation and warranty by each Borrower that the conditions specified in this Section 4 with respect to such Borrowing have been satisfied on and as of the date of such Borrowing. The making of any Loans shall not be deemed a modification or waiver by Lender of the provisions of this Section 4 on any future occasion or a waiver of any rights or Lender as a result of any such failure to comply.

5.	Super-Priority; Security Interest.

(a) Super Priority Nature of Obligations and Lenders’ DIP Liens.

(i) The priority of the DIP Secured Parties’ DIP Liens on the Collateral owned by the Loan Parties shall be set forth in the DIP Orders.

(ii) All Obligations shall constitute DIP Credit Facility Super-Priority Claims.

(iii) Pursuant to the Interim DIP Order, the DIP Liens granted to the Lender on the Collateral shall be valid and automatically perfected on the basis with the priority set forth in the DIP Orders.

(iv) Except as set forth herein or the DIP Orders, the Debtors shall not seek approval of any other claim having a priority superior or pari passu to that granted to the Lender by the DIP Orders while any Obligations remain outstanding.

(v) All Obligations shall (1) constitute an allowed administrative expense claim in each of the cases, as applicable, pursuant to section 364(c)(1) of the Bankruptcy Code, having priority over all administrative expenses of the kind specified in sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code, subject only to the Carve-Out; and (2) be secured by a perfected, first-priority lien, pursuant to section 364(c)(2) of the Bankruptcy Code, upon all property of Borrowers and the other Loan Parties, including the Collateral and any other real and tangible personal property subject to liens or security interests which may be avoided pursuant to avoidance actions, subject only to the Carve-Out and the priorities set forth in the DIP Orders.

(vi) The DIP Liens shall be senior in all respects to all of the Liens securing the pre-petition obligations of any Borrower and to any liens granted after the Petition Date for any reason, except as set forth in clause (v) above.

(b) Release.

(i) Each of the Borrowers and the Guarantors hereby acknowledge subject to the terms of the Interim DIP Order, and of the Final DIP Order and subject, in the case of the Specified Foreign Entities to the Specified Foreign Limitations, that the Borrowers, the Guarantors and any of their Subsidiaries have no defense, counterclaim, offset, recoupment, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all of any part of the Borrowers’, the Guarantors’ or any Subsidiaries’ liability to repay the Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from the Lender. The Borrowers and the Guarantors, each in their own right and on behalf of their bankruptcy estates, and on behalf of all their successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, hereby fully, finally and forever release and discharge the Lender and all of the Lender’s officers, directors, servants, agents, advisors, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them of and from any and all actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, in each case, existing at the time of the Interim DIP Order was entered, whether in law, equity or otherwise (including, without limitation, any so-called “lender liability” or equitable subordination or recharacterization claims or defenses and those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional costs, and incidental, consequential and punitive damages payable to third parties), directly or indirectly arising out of, connected with or relating to this Agreement, the DIP Orders and the transactions (including, for avoidance of doubt, the Transactions) contemplated hereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Notwithstanding anything herein to the contrary, the Borrowers and Guarantors shall not have any obligation to indemnify or hold harmless the Lender with respect to liabilities to the extent they result from gross negligence or willful misconduct of the Lender, as finally determined by a court of competent jurisdiction.

(c) Waiver of Certain Rights.

(i) Since the Initial Funding Date, and on behalf of themselves and their estates, and for so long as any Obligations shall be outstanding, the Borrowers and the other Loan Parties hereby irrevocably waive any right, pursuant to sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the DIP Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations.

(ii) The DIP Orders shall provide that in no event shall the Lender be subject to the equitable doctrine of “marshalling” or any similar doctrine with respect to the Collateral and all proceeds thereof shall be received and applied pursuant to the DIP Orders and the Loan Documents, as applicable, notwithstanding any other agreement or provision to the contrary.

(iii) Upon entry of the Final DIP Order, subject to the Carve-Out, the Debtors (on behalf of themselves and their estates) shall irrevocably waive, and shall be prohibited from asserting in the Chapter 11 Cases or any successor cases, (i) any surcharge claim under sections 105(a) or 506(c) of the Bankruptcy Code for any costs and expenses incurred in connection with the preservation, protection or enhancement of, or realization by the Lender upon the Collateral and (ii) the Lender shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Lender with respect to proceeds, product, offspring or profits of any of the Collateral.

(d) Reaffirmation and Grant of Security; Security for Obligations; Debtors Remain Liable.

(i) Pursuant to the DIP Orders, each Debtor (a) hereby reaffirms each Lien granted by it to the Lender and the guaranties made by it pursuant to the Guaranty, and acknowledges and agrees that the grants of security interests by and the guaranties of the Loan Parties contained in the Interim DIP Order are, and shall remain, in full force and effect and (b) without limiting the foregoing, hereby grants to the Lender, for the benefit of the DIP Secured Parties, a security interest in all of such Debtor’s right, title and interest in and to all of the following real and personal property, in each case whether now owned or existing or hereafter acquired, possessed or arising, whether tangible or intangible, wherever located, including any such property in which a security interest is granted to the Lender pursuant to, as applicable, the Loan Documents, the DIP Orders, or any other order of the Bankruptcy Court to secure the Obligations (all of which collectively shall hereinafter be referred to as the “Collateral”):

(A) all Accounts;

(B) all Chattel Paper;

(C) all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts;

(D) all Documents;

(E) all General Intangibles, including Payment Intangibles and all Intellectual Property;

(F) all Goods, including Inventory, Equipment and Fixtures;

(G) all Instruments;

(H) all Intellectual Property;

(I) all Investment Property;

(J) all Letter-of-Credit Rights and other Supporting Obligations;

(K) all Records;

(L) all Commercial Tort Claims;

(M) all books and records relating to any of the foregoing;

(N) all leasehold interests in real property;

(O) rights, claims or causes of action that the Loan Parties may have with respect to Collateral;

(P) all present and future claims, rights, interests, assets and properties recovered by or on behalf of the Loan Parties or any trustee of any Loan Party (whether in the Chapter 11 Cases or any subsequent case to which any Chapter 11 Case is converted), including, without limitation, all such property recovered as a result of transfers or obligations avoided or actions maintained or taken pursuant to, inter alia, Sections 542, 544, 545, 547, 548, 549, 550, 552 and 553 of the Bankruptcy Code, and the proceeds thereof, subject to the terms of the DIP Orders; and

(Q) all Proceeds and Accessions with respect to any of the foregoing Collateral.

(ii) Each category of Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC), it being the intention of Debtors that the description of the Collateral set forth above be construed to include the broadest possible range of assets, in all instances as more fully set forth in the DIP Orders.

(iii) Notwithstanding anything herein to the contrary, and subject to the terms of the DIP Orders, in no event shall the Collateral include (nor shall any defined term used therein include), and no Debtor shall be deemed to have granted a security interest in, any of such Debtor’s rights or interests in any Excluded Assets.

(e) Other Collateral Matters.

(i) Anything contained herein to the contrary notwithstanding, (a) each Debtor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, subject to the DIP Orders and any order approving bidding procedures for the sale of the Debtor’s assets, (b) the exercise by the Lender of any of its rights hereunder or under any other Loan Document shall not release any Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral unless the Lender has expressly in writing assumed such duties and obligations and released the Debtors from such duties and obligations and (c) the Lender shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall the Lender be obligated to perform any of the obligations or duties of any Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder unless the Lender has expressly in writing assumed such duties and obligations and released the Debtors from such duties and obligations.

(ii) Each Loan Party agrees to hold the Collateral in trust for and subject to the security interest of Lender. If any Collateral remains in the possession or control of any Loan Party’s agents or processors, such Loan Party shall notify such agents or processors of Lender’s security interest, and upon Lender’s request, shall instruct them to hold such Collateral for Lender’s account and subject to Lender’s instructions.

(iii) Each Loan Party will advise Lender promptly, in sufficient detail, of any change relating to the type, quantity or quality of the Collateral, or any event which could have a Material Adverse Effect on the value of the Collateral or the security interest herein granted to Lender.

(iv) Upon request by Lender, with respect to any Proceeds from all Account Debtors and other persons, entities and third parties (collectively, the “Payors”), each Loan Party shall enter into a customary lockbox agreement in form and substance satisfactory to Lender and in compliance with all applicable laws and regulations with respect to any Deposit Accounts into which any proceeds or reimbursements from Payors are deposited. Each Loan Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Blocked Account Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person.

(f) Credit Bidding.

(i) The Borrowers and Guarantors acknowledge that Lender may (a) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the DIP Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code and any similar laws in any other jurisdictions in which a Loan Party is subject, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the DIP Collateral at any sale or other disposition thereof conducted under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the DIP Collateral at any other sale or foreclosure conducted in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (x) the Obligations owed to the Lender shall be entitled to be, and shall be, credit bid (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of the Lender to credit bid or purchase at such sale or other disposition of the DIP Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of the Lender to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the DIP Collateral that is the subject of such credit bid or purchase) and the Lender shall be entitled to receive interests in the DIP Collateral that is the subject of such credit bid or purchase (or in the equity interests of the any entities that are used to consummate such credit bid or purchase), and (y) the Lender may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith the Lender may reduce the Obligations based upon the value of such non-cash consideration.

6.	Other Actions Regarding Attachment, Perfection and Priority.

(a) Collateral in the Possession of a Third Party. If any goods constituting Collateral at any time are in the possession of a third party, each Loan Party shall promptly notify Lender thereof and, if requested by Lender, shall use its commercially reasonable efforts to obtain an acknowledgement from such person, in form and substance satisfactory to Lender, that such person holds such Collateral for the benefit of Lender and shall act upon the instructions of Lender, without the further consent of Loan Parties.

(b) Other Actions as to Any and All Collateral. Loan Parties further agree to take any other action requested by Lender to insure the attachment, perfection and first priority of, and the ability of Lender to enforce, Lender’s security interest in any and all of the Collateral, including (i) authorizing, executing (to the extent that any Loan Party’s signature is required), delivering and filing financing statements and amendments relating thereto under the UCC, (ii) causing Lender’s name to be noted as Lender on any certificate of title for titled goods if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (iii) complying with any provision of any statute, rule, regulation or treaty of any jurisdiction as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (iv) obtaining waivers from mortgagees and landlords in form and substance satisfactory to Lender, (v) delivery of original certificates evidencing any pledged equity and applicable equity powers in form and substance satisfactory to Lender, and (vi) taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

(c) No Filings Required. Notwithstanding anything else to the contrary herein, the liens, security interests and administrative super-priority claim status granted under the Initial Loan Documents and reaffirmed or otherwise granted herein shall be deemed to have been valid and perfected by entry of the Interim DIP Order, which occurred on the Initial Funding Date. Lender shall not be required to file any financing statements, mortgages, deeds of trust notices of lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the lien and security interest granted by or pursuant to this Agreement, the Initial Loan Documents and the Final DIP Order, or any other Loan Document. The liens and security interests in favor of Lender set forth herein and in the Loan Documents shall continue to be valid and perfected without the necessity that Lender file financing statements, mortgages, deeds of trust or otherwise perfect its liens under applicable nonbankruptcy law.

(d) Validity and Perfection of Security Interest. The DIP Orders grant DIP Liens with respect to the Collateral, and the Collateral is collateral security for, the prompt payment in full when due and owing, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations. It is the intention of the parties that if the Lender shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, the provisions of this Agreement and/or the other Loan Documents, together with the DIP Orders, all financing statements and other public financing relating to Liens filed or recorded by the Lender against the Loan Parties and, with respect to all Loan Parties, the DIP Orders and any other order entered by the Bankruptcy Court to secure the Obligations, would be sufficient to create a perfected first priority DIP Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral.

7.	Authorization to File Financing Statements.

Loan Parties hereby irrevocably authorize Lender at any time and from time to time to file, in any jurisdiction, financing statements (including any amendments thereto) that cover the Collateral and that (a) indicate the Collateral as all assets of Loan Parties or words of similar effect, or as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment, including whether each Loan Party is an organization, the type of organization and any organization identification number issued to each Loan Party. Each Loan Party agrees to furnish any such information to Lender promptly upon request.

8.	Representations.

To induce Lender to enter into this Agreement and to make the Loan hereunder, each Loan Party represents and warrants to Lender that:

(a) Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company or other entity validly organized under the laws of the state set forth after its name in the introductory paragraph hereof, in good standing under such laws, and duly qualified to conduct business in each state in which a failure to so qualify would have a Material Adverse Effect on such Loan Party’s or Subsidiary’s business and (b) subject to any entry of any required orders of the Bankruptcy Court, including, without limitation, the entry of the Final DIP Order, as applicable, each Loan Party has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party. Schedule 8(a) annexed hereto sets forth, as of the Effective Date, each Loan Party’s and each Subsidiary’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number. Schedule 8(a) contains a true, complete and correct identification of each Subsidiary of each Loan Party, and no Loan Party has any other Subsidiaries not set forth on Schedule 8(a).

(b) Authorization; No Conflict. The execution, delivery and performance of this Agreement, the Note and the other Loan Documents have each been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Loan Party’s certificate of incorporation, certificate of formation, bylaws, operating agreement or other governing documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any contract or Indebtedness to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Loan Party or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of Lender); or (d) violate any law or regulation of any governmental authority.

(c) Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. Subject to the entry of the Final DIP Order, as applicable, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created hereunder (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

(e) Financial Information.

(i) All financial statements delivered to Lender, including with respect to periods ended prior to the Initial Funding Date, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or permitted by Section 9(b)(i) hereof; (ii) fairly present the financial condition of each Loan Party and its respective Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or permitted by Section 9(b)(i) hereof; and (iii) show in accordance with GAAP consistently applied throughout the period covered thereby all Indebtedness and other liabilities, direct or contingent, of each Loan Party and their respective Subsidiaries as of the date thereof, including all liabilities for taxes, material commitments and Indebtedness, subject, in each case, to the absence of footnotes and to normal year-end audit adjustments and applicable exclusions set forth in Section 9(b)(i) hereof .

(ii) The initial Budget is attached hereto as Exhibit B, which was furnished to Lender on or prior to the Initial Funding Date, and each subsequent Budget delivered to Lender upon approval by Lender, has been prepared in good faith, with due care and based upon assumptions each Borrower believed to be reasonable assumptions on the date of delivery of the then-applicable approved Budget. To the knowledge of the Borrowers, as of the Effective Date, no facts exist that (individually or in the aggregate) would result in any material change in the Budget.

(iii) Except for the Known Events and as otherwise set forth on Schedule 8(e)(iii), since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expect to have a Material Adverse Effect.

(iv) To the best knowledge of the Borrowers, no event exists or has occurred since the Petition Date (other than the Known Events and as set forth on Schedule 8(e)(iii)) that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) of any financial information delivered to Lender, (ii) of the Budget, (iii) [reserved], or (iv) of any information provided by or on behalf of Borrowers regarding the assets, liabilities, financial condition or results of operations of the Borrowers and their Subsidiaries on a consolidated basis.

(v) Schedule 8(e)(v) attached hereto sets forth a complete and accurate list of all Indebtedness of each Borrower or any Subsidiary of a Borrower on the Effective Date, showing as of the Effective Date the amount, obligor or issuer and maturity thereof. The Loan Parties and their Subsidiaries have no Indebtedness other than Indebtedness existing as of the Initial Funding Date set forth on Schedule 8(e)(v).

(f) Litigation. Except for those listed on Schedule 8(f) attached hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any governmental authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues.

(g) No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(h) Ownership of Property; Liens.

(i) Subject to Permitted Liens, each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets used in the ordinary conduct of its business.

(ii) Schedule 8(h)(ii) sets forth the address (including street address and state) of all leases of real property of each Loan Party, together with a list of the lessor with respect to each such lease as of the Effective Date. Each such lease is in full force and effect and no Loan Party is in default of the terms thereof as of the Petition Date.

(iii) Schedule 8(h)(iii) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the Effective Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Borrower or such Subsidiary subject thereto. The property of each Borrower and each of its Subsidiaries is subject to no Liens, other than the Liens set forth on Schedule 8(h)(iii) existing as of the Effective Date.

(i) Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties and their Subsidiaries operate. Schedule 8(i) sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. Each insurance policy listed on Schedule 8(i) is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

(j) Taxes. The Loan Parties and their Subsidiaries have filed all federal, state and all other tax returns and reports required to be filed, and have paid all federal, state and all other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Borrowers, there is no Tax assessment proposed in writing against any Borrower or any Subsidiary. Other than the Intercompany License, no Borrower or any Subsidiary thereof is a party to any tax sharing agreement.

(k) Borrower Offices. Each Borrower maintains its place of business and keeps all tangible Collateral, books of account and records only at: 3240 Hillview Avenue, Palo Alto, CA 94304 (the “Borrower Offices”).

(l) Compliance with Laws. Each Borrower and each Subsidiary is in compliance in all material respects with the requirements of all laws (including without limitation, the provisions of the Bankruptcy Code) and all orders, writs, injunctions and decrees applicable to it or to its properties.

(m) Intellectual Property; Licenses, Etc. Schedule 8(m) sets forth a description of all Intellectual Property owned or licensed by any Loan Parties and their Subsidiaries. The Loan Parties and their Subsidiaries own, or possess valid and enforceable rights to use, all of the Intellectual Property, licenses, permits and other authorizations that are necessary or useful for the operation of their respective businesses, without conflict with the rights of any other person. No slogan or other advertising device, product, process, method, substance, part or other material, conduct of the business or Intellectual Property now or previously employed, or now contemplated to be employed, by any Borrower or any Subsidiary infringes, misappropriates or violates upon any rights held by any other person. No person is infringing, violating or misappropriating the Intellectual Property of the Loan Parties and their Subsidiaries. Except as specifically disclosed in Schedule 8(m), no claim or litigation regarding any Intellectual Property is pending, asserted or threatened by or against any Loan Party or Subsidiary. The Loan Parties and their Subsidiaries have taken all actions reasonable necessary to protect their respective Intellectual Property, including to the extent necessary, (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Loan Parties and their Subsidiaries, (ii) taking commercially reasonable steps to prevent any trade secret of the Loan Parties and its Subsidiaries from falling into the public domain and (iii) protecting the secrecy and confidentiality of all software and technology of which any Loan Party or Subsidiary is the owner. The Loan Party and their Subsidiaries are in compliance with all material agreements related to the license and transfer of Intellectual Property to or from the Loan Parties or any Subsidiary, and to the knowledge of the Loan Parties, no third party is in breach of any such agreement.

(n) Customer and Trade Relations. There exists no actual or threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Borrower with any supplier material to its operations.

(o) Material Contracts. Schedule 8(p) sets forth all Material Contracts to which any Borrower is a party or is bound as of the Effective Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to Lender on or before the Effective Date. Except as disclosed to the Lender prior to the Initial Funding Date, the Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of default under, or of the intention of any other party thereto to terminate, any Material Contract. To the Loan Parties’ knowledge, after due inquiry of all Key Persons, officers and employees that may have information related to such Material Contracts, none of the other parties to any Material Contract are currently in or expected to be in default in any material respect of or under any Material Contract.

(p) OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Borrower nor any of its Subsidiaries is in violation of any Sanctions. No Borrower nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Borrower or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Borrower and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any Borrower or other individual or entity participating in any transaction).

(q) Disclosure. Each Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Borrower to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken together with together with all other such report, financial statements, certificates and information furnished to Lender and the reports of Enjoy publicly filed with the SEC, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(r) Security Interests. This Agreement, the DIP Orders and the Security Documents, subject to entry of the DIP Orders, are effective to create in favor of the Lender, for the benefit of the DIP Secured Parties legal, valid, and enforceable first-priority Liens on, and security interests in, the Collateral pledged hereunder or thereunder, in each case, with respect to priority, subject to no Liens other than the Carve-Out and Permitted Prior Liens with the relative priorities granted pursuant to the terms of the DIP Orders. Pursuant to the terms of the DIP Orders, no filing or other action will be necessary to perfect or protect such DIP Liens and security interests. Pursuant to and to the extent provided in the DIP Orders, the Indebtedness of the Debtors under this Agreement and the other Loan Documents will constitute part of the DIP Credit Facility Super-Priority Claims.

(s) Chapter 11 Case. The Chapter 11 Cases were commenced on the Petition Date in accordance with the applicable law and proper notice has been or will be given of (i) the motion seeking approval of the Loan Documents and the DIP Orders and (ii) the hearing for the entry of the Final DIP Order.

(t) Deposit Accounts. Annexed hereto as Schedule 8(s) is a list of all Deposit Accounts maintained by the Loan Parties as of the Effective Date, which Schedule includes, with respect to each Deposit Account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and the identification of each Blocked Account Bank. The DIP Orders grant the Lender “control” (as such term is used in the UCC) over such Deposit Accounts for the benefit of the DIP Secured Parties.

(u) Subsidiaries; Equity Interests. As of the Petition Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 8(u), which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized equity interests of each such Subsidiary. All of the outstanding equity interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 8(u) free and clear of all Liens except for the DIP Liens and Permitted Prior Liens. There are no outstanding rights to purchase any equity interests in any Subsidiary. As of the Petition Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 8(u). All of the outstanding equity interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 8(u) free and clear of all Liens except for the DIP Liens and Permitted Prior Liens. The copies of the organizational documents of each Loan Party and each amendment thereto provided on the Petition Date are true and correct copies of each such document, each of which is valid and in full force and effect.

(v) Bankruptcy Matters.

(i) The Chapter 11 Case was commenced on the Petition Date in accordance with applicable law and notice of (i) the motion seeking approval of the Loan Documents and the Interim DIP Order and the Final DIP Order, (ii) the hearing for the entry of the Interim DIP Order, and (iii) the hearing for the entry of the Final DIP Order has been or will be given. The Borrowers shall give, on a timely basis as specified in the Interim DIP Order or the Final DIP Order, as applicable, all notices required to be given to all parties specified in the Interim DIP Order or Final DIP Order, as applicable.

(ii) Pursuant to and to the extent permitted in the Interim DIP Order and the Final DIP Order, the Obligations constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims (other than (x) the Carve-Out up to, at any date of determination, the amount of the Carve-Out Reserve and (y) the Permitted Prior Liens) and unsecured claims against the Borrowers now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (after entry of the Final DIP Order), 507(a), 507(b), 546(c), 546(d), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to the priorities set forth in the Interim DIP Order or the Final DIP Order, as applicable.

(iii) Pursuant to and to the extent provided in the Interim DIP Order and the Final DIP Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject, as to priority only, to (x) the Carve-Out up to, at any date of determination and (y) the Permitted Prior Liens, if any.

(iv) The Interim DIP Order (prior to the Final DIP Order Entry Date) or the Final DIP Order (with respect to the period on and after the Final DIP Order Entry Date), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), modified or amended.

(v) Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim DIP Order or Final DIP Order, as the case may be, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, Lender shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder, under the other Loan Documents or under applicable law, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court.

(vi) As of the date of each Borrowing, the Loan Parties are in compliance in all material respects with the terms and conditions of the DIP Orders. Each of the Interim DIP Order (with respect to the period prior to the entry of the Final DIP Order) or the Final DIP Order (from and after the date the Final DIP Order is entered), as applicable, is in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Lender.

(w) Environmental Compliance.

(i) No Loan Party (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (2) has become subject to any Environmental Liability, (3) has received notice of any claim with respect to any Environmental Liability or (4) knows of any basis for any Environmental Liability, except, in each case (1) to (4), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) none of the properties currently owned or operated by any Loan Party is listed or, to the knowledge of the Loan Parties proposed for listing, on the NPL or on the CERCLIS; (2) to the knowledge of the Loan Parties, there are no underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being treated, stored or disposed on any property currently owned or operated by any Loan Party; (3) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and (4) Hazardous Materials have not been released, discharged or disposed of on any property currently owned or operated by any Loan Party in violation of any Environmental Law.

(iii) No Loan Party is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental authority or the requirements of any Environmental Law, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and to the knowledge of the Loan Parties, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to have a Material Adverse Effect.

(x) ERISA Compliance.

(i) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other U.S. federal or state Laws, except where any failure could not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(ii) There are no pending or, to the knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any governmental authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iii) (1) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (2) the Borrowers and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (3) none of the Borrowers and any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (4) none of the Borrowers and any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (5) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except, in each of clauses (1) through (5), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iv) The Borrowers, jointly and severally, represent and warrant as of the Petition Date that the Borrowers were not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans.

(y) Margin Regulations; Investment Company Act.

(i) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB ), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loan shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Loan to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(ii) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(z) Use of Proceeds. The proceeds of the Initial Loans have been used solely for Permitted Uses in accordance with the Budget and otherwise in accordance with Section 9(i) hereof.

All representations and warranties made by each Loan Party in this Agreement shall survive the making of the Loans contemplated hereby, and the closing, execution, and delivery of this Agreement and the Loan Documents and shall be deemed re-made by each Loan Party at the time of making each Loan by Lender hereunder.

9.	Affirmative Covenants. Each Loan Party covenants that:

(a) Payment of Obligations. Each Borrower will pay, or cause to be paid, to Lender the Obligations as and when the same shall be due and payable, whether at maturity, by acceleration or otherwise, and will promptly perform all of Borrowers’ Obligations under this Agreement and the other Loan Documents to which it is a party.

(b) Reporting; Certificates; Other Information.

(i) Monthly. Within 30 days after the end of each month, a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such month, and the related consolidated statements of income or operations and cash flows (which will be prepared using the direct method of accounting) for such month, setting forth in each case in comparative form the figures for (A) the corresponding month of the previous fiscal year and (B) the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Enjoy as fairly presenting the financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries as of the end of such fiscal month in accordance with GAAP (except that requirements under GAAP regarding impairment on long-life assets, accounting under bankruptcy pursuant to ASC 842, discontinued operations and tax implications resulting from the foregoing and applicable bankruptcy proceedings, in each case, shall not be required for the monthly financial statements for the month ending June 30, 2022; provided that such financial statements will be reflected in the subsequent quarterly financial statements required to be delivered by Section 9(b)(ii)), subject only to normal year-end audit adjustments and the absence of footnotes.

(ii) Quarterly. Within 45 days after the end of each fiscal quarter of the Borrowers (or such later date as may be approved in writing by the Lender in its sole discretion), a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrowers’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Enjoy as fairly presenting the financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries as of the end of such fiscal quarter in accordance with GAAP with respect to U.S. financial statements, subject only to normal year-end audit adjustments and the absence of footnotes.

(iii) Budget. The Borrowers shall deliver, by not later than 5:00 p.m. Central Time on the third Business Day of the second full calendar week following the Initial Funding Date and by not later than 5:00 p.m. Central Time on the third Business Day of each calendar week thereafter following the end of each Testing Period, a Budget Update, in each case, in form and substance reasonably satisfactory to the Lender for the subsequent 13-week period consistent with the form of the Budget, and such Budget Update shall become the “Budget” for the purposes of the DIP Facility upon the Lender’s acknowledgement that the proposed Budget Update is substantially in the form of the Budget and in substance satisfactory to the Lender (provided, that, until a new Budget has been approved by the Lender, the most recently approved Budget shall govern); and

(iv) Beginning on July 7, 2022 (by not later than 5:00 p.m. Central Time), and on the third Business Day of each week thereafter following the end of each Testing Period (by not later than 5:00 p.m. Central Time), a variance report (the “Variance Report”) setting forth actual cash receipts and disbursements and cash flows of the Debtors for the prior Testing Period and setting forth all the variances, on a line-item and aggregate basis, from the amount set forth for such period as compared to the applicable approved Budget delivered by the Debtors, in each case, on a cumulative rolling two-week and four-week basis, as applicable (and each such Variance Report shall include explanations for all variances (including whether they are permanent or temporal in nature) and shall be certified by the Chief Financial Officer of the Debtors). Variances will be carried over across Applicable Rolling Periods solely to the extent they are permanent in nature.

(v) Each Borrower agrees to furnish weekly to Lender, not later than 5:00 pm Central Time on the third (3rd) Business Day of each week, commencing on July 7, 2022, a detailed report, in a form acceptable to Lender, of (1) all Proceeds collected by Borrowers, (2) the balance of all Accounts, Deposit Accounts, (3) [reserved] and (4) a current employee census for the Loan Parties and their Subsidiaries showing a week over week comparative census data.

(vi) Each Borrower will furnish to Lender a detailed report, in a form acceptable to Lender, such financial and business information and reports as and when Lender may from time to time require, including but not limited to each of the following within thirty (30) days after the end of each calendar month: a detailed report showing Loan Party’s accounts receivables, in form and substance acceptable to Lender in all respects.

(vii) The Borrowers shall deliver to the Lender, in form and detail satisfactory to the Lender, concurrently with the delivery of the financial statements referred to in Section 9(b)(i) and Section 9(b)(ii), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrowers shall also provide a statement of reconciliation conforming such financial statements to GAAP.

(viii) Each Borrower shall deliver to Lender promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or equivalent governing body) (or the audit committee of the board of directors (or equivalent governing body)) of any Borrower by its accounting firm of recognized national standing in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them.

(ix) Each Borrower shall deliver to Lender promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to Lender pursuant hereto.

(x) Each Loan Party shall deliver to Lender promptly (and in any event not more than three (3) Business Days after request) after Lender’s request therefor, copies of all Material Contracts, documents evidencing Indebtedness of any Loan Party and documents evidencing Liens on any assets of any Loan Party.

(xi) Each Loan Party shall deliver to Lender promptly, and in any event within two (2) days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any governmental authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such governmental authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could have a Material Adverse Effect; provided that if the relevant Subsidiary is a Specified Foreign Entity, the forgoing shall apply to the extent not prohibited under any Specified Foreign Limitations.

(xii) Each Loan Party shall (and, with respect to any such information with respect to any foreign Subsidiary, shall use commercially reasonable efforts to and if such Subsidiary is a Specified Foreign Entity, otherwise be subject to the Specified Foreign Limitations) deliver to Lender promptly (and in any event not more than three (3) Business Days after request), such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as Lender may from time to time request. Without limiting the foregoing, and subject to the Specified Foreign Limitations, each Loan Party shall cause its foreign Subsidiaries to deliver promptly (and in any event not more than three (3) Business Days after request), detailed information and account balances for all Deposit Accounts of each such foreign Subsidiary held in banks not organized in the United States.

(xiii) Each Loan Party shall deliver to Lender promptly (and in any event not more than three (3) Business Days after receipt thereof by any Loan Party or Subsidiary thereof), copies of each notice or other correspondence and communication received with the counterparties of each Material Contract to the extent such communication indicates a breach or potential breach, a change or potential change in the terms, a deviation from the ordinary course of business or any other communication that has the potential to have an adverse effect on the Material Contract from either party’s perspective.

(c) Notices.

(i) Promptly, and in any event not more than three (3) Business Days after any Loan Party or Subsidiary (subject, in the case of a Specified Foreign Subsidiary, to the Specified Foreign Limitations) obtains knowledge thereof, each Loan Party shall notify Lender: (A) of the occurrence of any Default or Event of Default; (B) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; (C) of any actual or anticipated breach or nonperformance of, or any default under, or any termination of, a Material Contract or any agreement with respect to Indebtedness (it being understood that, for purposes of this Section 9(c)(i)(C) only, all trade account payables in the ordinary course of business shall be excluded from clause (d) of the definition of Indebtedness); (D) of any dispute, claim, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any governmental authority or the commencement of, or any material development in, any material litigation or proceeding affecting any Loan Party or any Subsidiary thereof; (E) of the occurrence of any ERISA Event; (F) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; (G) of any change or proposed change in any Key Person of any Loan Party; (H) of the discharge by any Loan Party of its present accounting firm or any withdrawal or resignation by such accounting firm; (I) of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent; (J) of the filing of any Lien encumbering assets of any Loan Party or any Subsidiary thereof; (K) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; (L) of any claim made in respect of directors and officer’s insurance; and (M) of (i) any failure by any Loan Party to pay rent or any other amounts due under any Lease at any of such Loan Party’s locations beyond any grace period under the Lease governing such rent or other amounts, and (ii) notice of termination of any Lease. Each notice pursuant to this Section 9(c)(i) shall be accompanied by a statement of an executive officer of Enjoy setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to this Section 9(c)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been or may be breached.

(ii) Without limiting any other provisions of this Agreement, each Loan Party will give Lender not less than ten (10) days prior written notice of (i) any change in its places of business, including the establishment of new places of business and the closing of existing places of business; (ii) any change in its name, corporate or other business structure, including changes in personnel which may affect the legality of this or subsequent documents furnished to Lender pursuant to this Agreement; (iii) any change in the location of any Loan Party’s Collateral; and (iv) any change in the location of any Loan Party’s mailing address, chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any addition of office, store or facility at which Collateral owned by it is located (including the establishment of any such new office or facility).

(d) Payment of Obligations.

(i) Each Loan Party will pay and discharge all Taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income, profits or property as well as all other material claims of any kind (including claims for labor, materials, supplies, and rent) prior to the date when such Taxes, assessments or charges shall become due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP. Lender may, at its option (but in no event shall have any obligation), discharge any Tax liens, security interests or other encumbrances levied or placed on the Collateral, pay for the maintenance and preservation of the Collateral or pay for insurance on the Collateral. Any amounts so paid by Lender pursuant to this Section 9(d) shall be treated as part of the Loan made hereunder, shall accrue interest at the applicable rate set forth in this Agreement, shall be repaid by Loan Party immediately on demand and shall become part of the Obligations secured hereby.

(ii) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(iii) The Borrower shall timely pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(iv) The Borrower shall indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(v) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9(e) (including by the payment of additional amounts pursuant to this Section 9(e)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (iv) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (iv), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (iv) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) Preservation of Existence; Maintenance of Property. Other than in connection with the implementation of a Permitted Reorganization and subject to the Specified Foreign Limitations, each Loan Party shall, and shall cause its respective Subsidiaries to (A) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization or formation; (B) take all action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; (C) preserve or renew all of its rights in all Intellectual Property, including by making all payments, filings and recordations necessary to protect and maintain its interest in all such Intellectual Property; (D) not permit the inclusion any contract to which it becomes a party hereafter any provision that could or may in any way materially impair or prevent the creation of a security interest in, or assignment of such Loan Party’s rights and interests in any property included within the definition of Intellectual Property acquired under such contracts; (E) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (F) make all necessary repairs thereto and renewals and replacements thereof.

(f) Compliance with Laws. Each Loan Party will comply in all material respects with all laws and governmental regulations of all federal, state and local governmental authorities, including but not limited to any and all applicable federal, state and local environmental waste and hazardous substance and disposal laws and regulations.

(g) Books and Records. Each Loan Party will maintain complete and accurate books of account and records, and its principal books of account and records, including all records concerning the Collateral, shall be kept and maintained at Borrower Offices. All accounting records and financial reports furnished to Lender shall be maintained and prepared in accordance with GAAP, consistently applied. Unless an Event of Default has occurred, upon reasonable advance notice to Loan Parties and during regular business hours, and at the expense of the Loan Parties, Lender shall have access to the Collateral and all books of account and records of each Loan Party and their Subsidiaries (subject, in the case of the Specified Foreign Subsidiaries, to the Specified Foreign Limitations) for inspection, verification, examination and audit, and may discuss Loan Party’s affairs, finances and accounts with its officers, shareholders and employees. Upon the occurrence of an Event of Default, no such notice shall be required and Lender shall have the right to enter and expect all books and records of each Loan Party at any time, at the expense of the Loan Parties. At the expense of the Loan Parties, Lender shall have the ability to conduct occasional field audits of Borrower Offices and the Collateral, wherever located, and Borrowers shall use commercially reasonable efforts to assist in such audits.

(h) Maintenance of Insurance. Each Loan Party shall maintain all of its properties in good condition and repair and shall insure and keep insured all such properties against such risks and in such amounts as are customary for similar businesses in Loan Party’s industry. Without limiting the foregoing, each Loan Party shall maintain (i) all risks insurance, (ii) commercial general liability and broad form property damage insurance and (iii) all other insurance required by any other documents executed in connection with this Agreement, whether different from or in addition to the insurance above mentioned. All required policies of property and casualty insurance, and any endorsements, renewals or replacements thereof, shall list Lender as additional insured and lender’s loss payee. All policies of property and casualty insurance shall contain a written obligation on the part of the insurance carrier to notify Lender in writing not less than thirty (30) days prior to the effective date of any cancellation or modification of any such insurance coverage. Each insurance company is hereby authorized and, after notice from Lender, directed to make payment for all losses directly to Lender. After deducting from said insurance proceeds any expenses incurred by Lender in collection or handling of the loans hereunder, Lender will apply the net proceeds as a credit on any portion of the Note (and interest thereon) selected by Lender, whether then matured or to mature in the future. Lender shall not be held responsible for any failure to collect any insurance proceeds due under the terms of any policy, regardless of the cause of such failure. At all times prior to the Obligations being paid in full, each insurance company is directed to make payment for all insured losses with respect to property and casualty insurance jointly to Lender and each Loan Party.

(i) Use of Proceeds.

(i) The proceeds of the Loans shall be used to provide working capital, for general corporate purposes and to fund the Chapter 11 Cases, solely in accordance with the Budget (including Permitted Variances) and the terms and conditions of this Agreement and the DIP Orders, including, without limitation, (but subject to the Budget) to (i) upon the entry of the Interim DIP Order, conversion of the Prepetition Obligations into Obligations, (ii) provide working capital and for other general corporate purposes of the Debtors; (iii) fund the costs of the administration of the Chapter 11 Cases (including professional fees and expenses); and (iv) fund interest, fees, and other payments contemplated in respect of the DIP Facility (collectively, the “Permitted Uses”).

(ii) Without in any way limiting the foregoing, and otherwise in accordance with the DIP Orders, no Collateral, DIP Proceeds or any portion of the Carve-Out may be used directly or indirectly by any of the Debtors, the Committee, if any, or any trustee or other estate representative appointed in the Chapter 11 Cases (or any successor case) or any other person or entity (or to pay any professional fees, disbursements, costs or expenses incurred in connection therewith): (a) to seek authorization to obtain liens or security interests that are senior to or pari passu with the DIP Liens; or (b) to investigate (including by way of examinations or discovery proceedings), prepare, assert, join, commence, support or prosecute any action for any claim, counterclaim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination or similar relief against, or adverse to the interests of, in any capacity, the Lender and each of its officers, directors, controlling persons, employees, agents, attorneys, affiliates, assigns, or successors of each of the foregoing (all in their capacities as such), with respect to any transaction, occurrence, omission, action or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, (i) any claims or causes of action arising under chapter 5 of the Bankruptcy Code; (ii) any so-called “lender liability” claims and causes of action; (iii) any action with respect to the validity, enforceability, priority and extent of, or asserting any defense, counterclaim, or offset to, the Obligations, the DIP Credit Facility Super-Priority Claims, the DIP Liens, the Loan Documents or the Prepetition Obligations; (iv) any

action seeking to invalidate, modify, set aside, avoid or subordinate, in whole or in part, the Obligations; (v) any action seeking to modify any of the rights, remedies, priorities, privileges, protections and benefits granted to either the Lender hereunder or under any of the Loan Documents; or (vi) objecting to, contesting, or interfering with, in any way, the Lender’s enforcement or realization upon any of the Collateral once an Event of Default has occurred; provided, however, that no more than $50,000 in the aggregate of the Collateral, DIP Proceeds or any portion of the Carve-Out may be used by the Committee, if any, to investigate claims and/or liens of the Prepetition Lender under the Prepetition Loan Documents.

(j) Material Contract. Each Loan Party shall (a) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect, (c) enforce each such Material Contract in accordance with its terms, (d) take all such action to such end as may be from time to time reasonably requested by Lender with respect to such Material Contracts, (e) upon request of Lender, make, to each other party to each such Material Contract, such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (f) cause each of its Subsidiaries to do the foregoing, in each case, subject, if the applicable Subsidiary is a Specified Foreign Subsidiary, to the Specified Foreign Limitations.

(k) OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party shall (i) comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws; (ii) implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(l) Employee Benefit Plans. Except as otherwise allowed in connection with the Permitted Reorganization and subject, solely in the case of the Specified Foreign Subsidiaries, to the Specified Foreign Limitations, each Loan Party shall (i) maintain, and cause each ERISA Affiliate to maintain, each Pension Plan in substantial compliance with all applicable laws, (ii) make, and cause each ERISA Affiliate to make, on a timely basis, all required contributions to any Multiemployer Plan and (iii) not, and not permit any ERISA Affiliate to (1) seek a waiver of the minimum funding standards of ERISA, (2) terminate or withdraw from any Pension Plan or Multiemployer Plan, or (3) take any other action with respect to any Pension Plan that would, or could be expected to, entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan.

(m) Further Assurances.

(i) At any time and from time to time, upon reasonable request of Lender in writing, and at the sole expense of the Loan Parties, each Loan Party will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may, in its sole discretion, deem desirable in obtaining the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the joinder of any and all additional Subsidiaries and Affiliates of each Loan Party as additional Loan Parties hereunder, the filing of any financing or continuation statements under the UCC in effect in any jurisdiction with respect to the Liens and security interests granted hereby, transferring Collateral to Lender’s possession and using its commercially reasonable efforts to obtain waivers from landlords and mortgagees.

(n) Cash Management. The Loan Parties shall:

(i) Cause all Deposit Accounts of the Loan Parties to be maintained pursuant to such documentation as the Lender may reasonably request, including, without limitation, if requested by the Lender, a Blocked Account Agreement satisfactory in form and substance to the Lender with respect to each such Deposit Account (collectively, the “Blocked Accounts”); it being understood that no Blocked Account Agreements or other control agreements shall be required in respect of the Excluded Accounts.

(ii) Maintain a cash management system as in effect on the Petition Date and as required by the DIP Orders and as authorized by the Bankruptcy Court pursuant to orders approving the first day motions filed by the Loan Parties.

(iii) Upon the request of the Lender, cause bank statements and/or other reports to be delivered to the Lender not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(iv) Upon the request of the Lender, cause bank statements and/or other reports to be delivered to the Lender not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(v) Maintain in Blocked Accounts an amount of unrestricted cash and cash equivalents (tested at the close of business on each Business Day) equal to no less than $7,500,000.

(o) Post-Closing Covenants. In each case below, unless otherwise agreed by Lender (which may be granted or withheld in Lender’s sole discretion) the Loan Parties shall deliver by a date later than the deadline set forth below:

(i) Not later than five (5) Business Days after the Effective Date, original signature pages to the Loan Documents to be delivered to Lender.

(ii) Not later than five (5) Business Days after the Effective Date, a signed deposit account control agreement for all Deposit Accounts held with Silicon Valley Bank in form and substance satisfactory to Lender.

(iii) Not later than ten (10) Business Days after the Effective Date (except, with respect to Deposit Accounts of the Specified Foreign Subsidiaries, to the extent prohibited by the Specified Foreign Limitations), sweep agreements pursuant to which all deposits in each Deposit Account held in a depository bank outside of the United States are swept daily into a Deposit Account held in a depository bank subject to a signed deposit control agreement located in the United States.

(iv) Not later than five (5) Business Days after the Effective Date, insurance certificates and endorsements in favor of Lender, in form and substance reasonably satisfactory to Lender.

(p) Permitted Reorganization. Subject, in the case of the Specified Foreign Subsidiaries, to the Specified Foreign Limitations, the Loan Parties shall cause their foreign Subsidiaries, to diligently prepare and implement the Permitted Reorganization in accordance with this Agreement. Subject, in the case of the Specified Foreign Subsidiaries, to the Specified Foreign Limitations, the Loan Parties shall cause their foreign Subsidiaries to not engage in any business activities other than those in furtherance of the preparation and implementation of the Permitted Reorganization.

(q) Lender Meetings. During the continuance of the Chapter 11 Cases, the Loan Parties shall cause their senior management and their advisors (including any investment banker and/or financial advisor) to make themselves available each Monday (or, in the event that such day is not a Business Day then on the Business Day immediately following), for a conference call with the Lenders and their representatives for purposes of discussing (x) any information contained in any Budget and any other report delivered pursuant to Section 9(b)(i) and Section 9(b)(ii), including the Permitted Variances, and (y) any other information regarding the Loan Parties’ and their estates’ business results and operations reasonably requested by the Lender.

(r) Milestones. Each of the Borrower and the Guarantors covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full in cash (other than contingent obligations not yet due and payable), each of the Borrowers and the Guarantors shall and shall cause each of the Subsidiaries to ensure that each of the Milestones is achieved in accordance with the applicable timing referred to therein (or such later dates as may be approved in writing by the Lender in its sole discretion).

(s) Bankruptcy Covenants. The Loan Parties shall comply with (a) the terms and conditions of the DIP Orders, as then in effect, in all respects, and shall not seek (or permit to be sought) any reversal, vacatur, stay, amendment or modification thereto without the prior written consent of Lender; and (b) all terms and conditions of all other orders entered by the Bankruptcy Court, unless otherwise agreed to in writing by Lender.

(t) Chapter 11 Cases.

(i) Each Debtor shall deliver or cause to be delivered for review and comment, as soon as commercially reasonable and in any event at least three (3) Business Days (or as soon thereafter as is reasonably practicable under the circumstance) prior to filing, all material pleadings, motions and other documents (provided that any of the foregoing relating to the DIP Facility shall be deemed material) to be filed on behalf of the Debtors with the Bankruptcy Court to the Lender and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing. If not otherwise provided by the Bankruptcy Court’s electronic docketing system, the Borrowers shall provide copies to the Lender of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Debtors with the Bankruptcy Court, distributed by or on behalf of the Debtors to any Committee, filed with respect to the Chapter 11 Cases or filed with respect to any Loan Document. In connection with the Chapter 11 Cases, the Debtors shall give the proper notice for (x) the motions seeking approval of the Loan Documents and the DIP Orders and (y) the hearings for the approval of the Final DIP Order.

(ii) Each Loan Party shall deliver or cause to be delivered to the Lender, in accordance with the Bid Procedures, copies of any term sheets, proposals, presentations, amendments to any asset purchase agreement(s) or other documents, from any party, related to (i) the restructuring of the Debtors, or (ii) the sale of assets of one or more of the Debtors. Notwithstanding the foregoing, the Debtors will not provide copies of any term sheets, proposals, presentations, amendments to any asset purchase agreement(s), bids or other confidential information to the Lender if the Lender is an active bidder or involved in the bidding process as to the relevant asset(s) at the applicable time.

(iii) Except to the extent permitted (or required) hereunder, under the DIP Orders and under the Budget, no Loan Party shall, without the express prior written consent of the Lender or pursuant to an order of the Bankruptcy Court after notice and a hearing, use the DIP Proceeds or cash Collateral to make any critical vendor payment with respect to any prepetition amount.

(u) Budget Matters.

(i) The Borrowers each hereby acknowledges and agrees that any updated Budget (each such updated Budget, a “Budget Update”) provided to the Lender shall not amend and supplement the applicable approved Budget until the Lender delivers a notice (which may be delivered by electronic mail) to the Borrowers stating that the Lender has approved of such Budget Update in accordance with Section 9(b)(iii); provided, that if the Lender does not deliver a notice of approval to the Borrowers, then the existing approved Budget shall continue to constitute the applicable approved Budget until such time as the subject Budget Update is agreed to among the Borrowers and the Lender in accordance with Section 9(b)(iii). Once such Budget Update is so approved in writing by the Lender, it shall supplement or replace the prior approved Budget, and shall thereafter constitute the approved Budget.

(ii) Perform in accordance with the Budget, including having made all scheduled payments to Lender, as and when required, subject solely to those permissible variance amounts referred to in this Agreement or the DIP Orders, applicable. Each such budget variance covenants shall be tested as of Saturday of each week (commencing with the first (1st) full calendar week after the entry of the Interim DIP Order), pursuant to the Variance Report delivered by the Borrowers to Lender in accordance with Section 9(b)(iv). Lender (i) may assume that the Borrowers will comply with the Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to the Budget. The line items in the Budget for payment of interest, expenses and other amounts to Lender are estimates only, and the Borrowers remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents and the DIP Orders regardless of whether such amounts exceed such estimates. Nothing in the Budget (including any estimates of a loan balance in excess of borrowing base restrictions) shall constitute an amendment or other modification of any Loan Document or other lending limits set forth therein.

(v) AT&T Contract. The Borrowers shall use commercially reasonable efforts to facilitate meaningful discussions between the Lender and appropriate senior executives and employees of AT&T with respect to the AT&T Contract and its renewal.

10.	Negative Covenants. Each Loan Party covenants that:

(a) Indebtedness; Prepayment of Other Indebtedness. Without the express prior written consent of Lender, no Loan Party shall, nor shall any Loan Party permit any Subsidiary to (i) create, incur or assume Indebtedness of any description whatsoever, except for Permitted Indebtedness or (ii) prepay, redeem, purchase, defease or otherwise satisfy in any manner any Indebtedness (including the Johnson

Note and any other Indebtedness set forth on Schedule 8(e)(v)), or make any payment in violation of any subordination terms of any Subordinated Indebtedness; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender (or as soon thereafter as is reasonably practicable under the circumstance).

(b) Liens. Except for Permitted Liens, Loan Party shall be the owner of such Collateral free from any Lien, lease, security interest or encumbrance and Loan Party shall defend the Collateral and the proceeds and products thereof against any claim and demand of all persons at any time claiming the same or any interest therein adverse to Lender. Except for Permitted Liens, no Loan Party shall, nor shall any Loan Party permit its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file any such financing statement; or assign or otherwise transfer any accounts or other rights to receive income; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender(or as soon thereafter as is reasonably practicable under the circumstance).

(c) Dispositions. Except for Permitted Dispositions, it shall not, except as expressly permitted by this Agreement and the other Loan Documents, sell, transfer, lease, mortgage, encumber, grant a security interest in, permit a Lien to attach to or otherwise dispose of the Collateral (in each case, a “Disposition”), or any part thereof or any interest therein or remove the Collateral from such premises or attempt any such sale, transfer, lease, mortgage, encumbrance, removal or other disposition of the Collateral without the prior written consent of Lender.

(d) Fundamental Changes. Without the prior written consent of Lender, no Loan Party shall, and no Loan Party shall permit any Subsidiary to (i) change its type of organization, jurisdiction of organization or other legal structure, (ii) consolidate or merge with another person, (iii) acquire the stock of, or all or substantially all of the assets of, any other corporation, person or entity, (iv) make any Investment (including the creation or formation of any Subsidiary that is not in existence as of the Initial Funding Date), other than Permitted Investments, (v) discontinue business, dissolve, divide, liquidate, sell, transfer, assign or otherwise dispose of any assets other than in its normal course of business, (vi) preclear or permit any trades in Enjoy’s common stock by Enjoy’s directors, executive officers or any Person who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, (vii) engage in any line of business substantially different from the business conducted by the Loan Parties and their Subsidiaries on the Initial Funding Date or (viii) amend (whether by merger, consolidation or otherwise) or cause to be amended the certificate of incorporation, bylaws, limited liability agreement or equivalent organizational documents of any Loan Party or any Subsidiary of any Loan Party; provided that, notwithstanding the above, Permitted Reorganization shall be permitted in strict compliance with this

Agreement; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender (or as soon thereafter as is reasonably practicable under the circumstance).

(e) Restricted Payments. No Loan Party shall, and no Loan Party shall permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any equity interests or accept any capital contribution except for Restricted Payments made (i) between the Loan Parties, (ii) from a Loan Party to a non-Loan Party Affiliate in the ordinary course and in accordance with the Budget and (iii) from a Subsidiary of a Loan Party to a Borrower; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender (or as soon thereafter as is reasonably practicable under the circumstance).

(f) Transactions with Affiliates. No Loan Party shall, and no Loan Party shall permit any Subsidiary to enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than (i) transactions on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (ii) transactions among the Loan Parties, including, without limitation, the Intercompany License and to the extent applicable, any Permitted Reorganization conducted in strict compliance with the terms of this Agreement, (iii) reasonable and customary employment and compensation arrangements and benefit plans for officers, consultants and other employees of the Loan Parties entered into or maintained in the ordinary course of business, (iv) reasonable and customary fees and expenses paid to directors in the ordinary course of business and (v) Johnson Note, subject to the Subordination Agreement described in Section 4(a); provided that any payment under the arrangements specified in the foregoing clauses (iii) and (iv) shall be permitted only to the extent they constitute a Permitted Use and are included in the Budget or otherwise permitted pursuant to Section 9(i) hereof.

(g) Material Contracts. No Loan Party shall, and no Loan Party shall permit any Subsidiary to, amend, modify or waive any Loan Parties’ rights under, or otherwise terminate or cancel any Material Contract without the prior written consent of Lender, which Lender may withhold in its sole discretion; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender (or as soon thereafter as is reasonably practicable under the circumstance).

(h) Intellectual Property. Except for any arrangement under the Intercompany License, no Loan Party shall, and no Loan Party shall permit any Subsidiary to (i) sell, assign, lease, license, abandon or permit to lapse, transfer or otherwise dispose of any Intellectual Property, or (ii) disclose any trade secrets, other than pursuant to a written nondisclosure agreement entered into in the ordinary course of business and approved by Lender; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender (or as soon thereafter as is reasonably practicable under the circumstance).

(i) Reorganization. Except for the Bankruptcy Proceeding and Permitted Reorganization conducted in strict compliance with the terms of this Agreement, no Loan Party shall, and no Loan Party shall permit any Subsidiary to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Loan Party or any of their Subsidiaries.

(j) Reclamation Claims. Enter into any agreement to return any of its Inventory to any of its creditors for application against any Prepetition trade payables or other Prepetition claims under Section 546(c) of the Bankruptcy Code or agree to allow any creditor to take any setoff or recoupment against any of its Prepetition trade payables or other Prepetition claims based upon any such return pursuant to Section 553(b)(l) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to Prepetition trade payables and other Prepetition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $50,000.

(k) Designation of Senior Debt. Designate any Indebtedness (other than the Obligations) of any Loan Party or any of its Subsidiaries as “Designated Senior Debt” (or any similar term).

(l) Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Lender; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that if such Subsidiary is a Specified Foreign Entity, such Specified Foreign Subsidiary may take such action to the extent failure to so act would be prohibited by the Specified Foreign Limitations, after the use of the Borrower’s best efforts to remove such prohibition and, to the extent not prohibited by the Specified Foreign Limitation and the Borrowers have knowledge thereof, use commercially reasonably efforts to provide advance written notice of such action to the Lender (or as soon thereafter as is reasonably practicable under the circumstance).

(m) Deposit Accounts. Open new Deposit Accounts (other than the Excluded Account) unless the Loan Parties shall have delivered to the Lender appropriate Blocked Account Agreements as required pursuant to Section 9(n) and otherwise satisfactory to the Lender.

(n) Permitted Variances. Permit (i) actual aggregate disbursements to exceed the aggregate amount of disbursements in the Budget for the applicable period by more than the Permitted Variances, and (ii) actual aggregate cash receipts (excluding DIP Proceeds that may be deemed a receipt) during the applicable period to be less than the aggregate amount of such cash receipts in the Budget for such period by more than the Permitted Variances.

(o) Employee Matters. (i) Make, commit to make, or permit to be made any bonus payments (including retention and incentive bonuses) to any executive officers or employees of the Borrowers or any of their Subsidiaries (in excess of the amounts set forth in the Budget on an aggregate basis) or (ii) terminate any executive officers or other Key Persons of the Borrowers and their Subsidiaries without the Lender’s prior written consent.

(p) Change of Control. Not permit any Change in Control of any Debtor or any Subsidiary.

(q) Change in Fiscal Year. Change the fiscal year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

(r) Bankruptcy-Related Negative Covenants. Seek, consent to, or permit to exist any of the following:

(i) any modification, stay, vacation or amendment to the DIP Orders to which Lender has not consented in writing;

(ii) a priority claim or administrative expense or unsecured claim against any Borrower (now existing or hereafter arising or any kind or nature whatsoever, including, without limitation, any administrative expense of the kind specified in Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (after entry of the Final DIP Order), 507(a), 507(b), 546(c), 546(d), 726, 1114 of the Bankruptcy Code) equal or superior to the priority claim of Lender and Lenders in respect of the Obligations, subject to (x) the Carve-Out up to, at any date of determination, the amount of the Carve-Out Reserve and (y) Permitted Prior Liens, and except as otherwise set forth in the DIP Orders;

(iii) any Lien on any Collateral having a priority equal or superior to the Lien securing the Obligations, including any adequate protection Liens, subject to (x) the Carve-Out up to, at any date of determination, the amount of the Carve-Out Reserve, and (y) Permitted Prior Liens, and except as otherwise set forth in the DIP Orders;

(iv) any order which authorizes the return of any Loan Parties’ property pursuant to Section 546(h) of the Bankruptcy Code;

(v) any order which authorizes the payment of any indebtedness (other than Pre-Petition Indebtedness reflected in the Budget) incurred prior to the Petition Date, except as set forth in the orders entered into in connection with the first day motions and the DIP Orders and the grant of “adequate protection” (whether payment in cash or transfer of property) with respect to any such Indebtedness which is secured by a Lien;

(vi) any order seeking authority to take any action that is prohibited by the terms of this Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents; or

(vii) any claims other than that of the Lender entitled to a superpriority under Section 364(c)(1) of the Bankruptcy Code that is senior or pari passu with the Lender’s section 364(c)(1) claim, except for the Carve-Out.

11.	Events of Default and Remedies.

(a) The following shall be events of default (hereinafter referred to as an “Event of Default”) under this Agreement:

(i) failure of any Loan Party or any Subsidiary thereof to pay when due any Indebtedness to Lender or any Affiliate of Lender, including but not limited to all payments of principal, interest or other expenses and amounts due under the Note and the other Loan Documents;

(ii) the occurrence of a default under any other agreement between Lender or any of its Affiliates, on the one hand, and Borrowers or any of their Affiliates, on the other;

(iii) failure of any Loan Party to perform any covenant or agreement contained in this Agreement, any other Loan Document or in any other agreement with Lender or any of its Affiliates;

(iv) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or any of their Affiliates contained herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(v) the uninsured loss, theft, damage, destruction, sale (except as permitted in this Agreement) or encumbrance of the Collateral, or the making of any levy, seizure or attachment thereon;

(vi) any Loan Party or any Subsidiary thereof shall default in the timely payment or performance of any Obligation now or hereafter owed to Lender in connection with the Loan Documents;

(vii) [reserved];

(viii) any impairment of the security interest in the Collateral, including, without limitation, the existence of Liens or security interests in the Collateral in favor of any party other than Lender except for Permitted Liens;

(ix) other than with respect to the Chapter 11 Cases, any filing by or against any Borrower or Guarantor of any voluntary or involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts or for any other relief under any state or federal bankruptcy law or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, or the appointment of a receiver, custodian or trustee of any Borrower or any Guarantor or for all or a substantial part of any Borrower’s property and assets, in each case, to the extent without written approval by Lender in advance (for the avoidance of doubt, the Bankruptcy Proceeding or any Permitted Reorganization conducted in strict accordance with the terms of this Agreement shall not constitute an Event of Default pursuant to this Section 11(a)(ix));

(x) the entry of a judgment or the issuance of a warrant of attachment, execution or similar process against any Loan Party or any of its assets, which shall not be dismissed, discharged or bonded within fifteen (15) days;

(xi) any default (including any event or condition that, with the giving of any notice, the passage of time, or both, would be a default), or termination of (or written threat of termination by AT&T of), the AT&T Contract;

(xii) [reserved];

(xiii) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000 or which would reasonably likely result in a Material Adverse Effect; or

(xiv) (a) Any provision of any Loan Document, at any time after its execution and delivery, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created hereunder or under any other Loan Document; or (b) any Lien purported to be created hereunder or under any other Loan Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Loan Document;

(xv) (a) any Loan Party shall be enjoined, restrained or in any way prevented by the order of any governmental authority from conducting any part of their business; or (b) except for a Permitted Reorganization, unless consented to by the Lender in its sole discretion, there shall otherwise be a voluntary suspension of the conduct of business, closure of, disposition of or a liquidation of any Loan Party (or any Loan Party shall take action in furtherance of the foregoing by vote of its board of directors (or equivalent governing body));

(xvi) the indictment or institution of any legal process or proceeding against any Key Person of any Loan Party, any Loan Party or any Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony;

(xvii) Other than a Known Event, there has been no event or circumstance, either individually or in the aggregate, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(xviii) a Change of Control shall occur;

(xix) (a) The subordination provisions of any Subordination Agreement or other documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (b) any Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Lender, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions;

(xx) Other than with respect to the Chapter 11 Cases, (i) any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issuance or levy;

(xxi) Except as otherwise expressly permitted hereunder and subject to any applicable cure period in connection with a breach of any applicable covenant with respect to the same, the Loan Parties, taken as a whole, shall take any action to suspend the operation of their business in the ordinary course or liquidate all or a material portion of their assets or business; or

(xxii) Chapter 11 Cases. The occurrence of any of the following in any Chapter 11 Case:

(A) termination of the Asset Purchase Agreement due to a breach thereunder by any Debtor;

(B) filing of a plan of liquidation under Chapter 11 of the Bankruptcy Code by the Debtors that has not been consented to by the Lender;

(C) filing of a plan of reorganization by the Debtors that does not propose to indefeasibly pay the Obligations in full in cash, unless otherwise consented to by the Lender;

(D) any of the Debtors shall file a pleading seeking to vacate or modify any of the DIP Orders over the objection of the Lender;

(E) entry of an order without the prior written consent of the Lender amending, supplementing or otherwise modifying the DIP Orders;

(F) reversal, vacatur or stay of the effectiveness of the DIP Orders except to the extent stayed or reversed within five (5) Business Days;

(G) a failure by the Loan Parties to comply with any material provision of the DIP Orders (except where such failure would not materially and adversely affect the Lender);

(H) dismissal of the Chapter 11 Case of a Debtor with material assets or conversion of the Chapter 11 Case of a Debtor with material assets to a case under Chapter 7 of the Bankruptcy Code;

(I) appointment of a Chapter 11 trustee or examiner with enlarged powers relating to the operation of the business of any Borrower or any other Loan Party or any Debtor shall file a motion or other pleading seeking such appointment;

(J) any sale of all or substantially all assets of the Debtors pursuant to Section 363 of the Bankruptcy Code, unless such sale is conducted in accordance with the Bid Procedures and consented to by the Lender;

(K) failure to meet a Milestone, unless extended or waived pursuant by the prior written consent of the Lender;

(L) granting of relief from the automatic stay in the Chapter 11 Cases to permit foreclosure or enforcement on assets of any Borrower or any other Loan Party, in each case, with a fair market value in excess of $50,000;

(M) any Debtor’s filing of (or supporting another party in the filing of) a motion seeking entry of, or the entry of an order by the Bankruptcy Court, granting any superpriority claim or lien (except as contemplated herein) which is senior to or pari passu with the Lender’ claims under the DIP Facility, without the consent of the Lender (and excluding, for the avoidance of doubt, the AT&T Claim with respect to the AT&T Collateral);

(N) an order shall be entered in any of the Chapter 11 Cases, without the prior written consent of the Lender (i) to permit any administrative expense or any claim (now existing or hereafter arising of any kind or nature whatsoever) to have administrative priority equal or superior to the DIP Credit Facility Super-Priority Claims (other than the Carve-Out or (ii) granting or permitted grant of a lien that is equal in priority or senior to the DIP Liens (other than the Carve-Out);

(O) any Debtor’s filing of (or supporting another party in the filing of) a motion seeking entry of an order approving any key employee incentive plan, employee retention plan, or comparable plan, without the prior written consent of the Lender;

(P) any Debtor shall seek, or shall support any other person’s motion seeking (in any such case, verbally in any court of competent jurisdiction or by way of any motion or pleading with the Bankruptcy Court, or any other writing to another party in interest by Debtors) to challenge the validity or enforceability of any of the Lien or obligations of the parties under the Prepetition Loan Documents;

(Q) the Debtors shall assert in any pleading filed in any court that the guarantee contained in the Loan Documents is not valid and binding, for any reason, to be in full force and effect, other than pursuant to the terms hereof;

(R) payment of or granting adequate protection with respect to prepetition debt, other than as expressly provided herein or in the DIP Orders or consented to by the Lender;

(S) expiration or termination of the period provided by section 1121 of the Bankruptcy Code for the exclusive right to file a plan, with respect to a Debtor with material assets unless such expiration or termination was sought by the DIP Secured Parties;

(T) cessation of the DIP Liens or the DIP Credit Facility Super-Priority Claims to be valid, perfected and enforceable in all respects;

(U) Permitted Variances under the Budget are exceeded for any period of time without consent of or waiver by the Lender;

(V) any uninsured judgments are entered with respect to any post-petition non-ordinary course claims against any of the Debtors or any of their respective affiliates in a combined aggregate amount in excess of $50,000 unless stayed;

(W) other than in the ordinary course and consistent with past practice, any Debtor asserting any right of subrogation or contribution against any other Debtor until all borrowings under the DIP Facility are paid in full in cash and the commitments are terminated;

(X) subject to entry of the Final DIP Order, the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against any Lender;

(Y) the commencement of a suit or action against any Lender and, as to any suit or action brought by any person other than any Debtor or an officer or employee of any Debtor, the continuation thereof without dismissal for thirty (30) days after service thereof on the Lender, that asserts or seeks by or on behalf of the Debtors, any Committee or any other party in interest in any of the Chapter 11 Cases, a claim or any legal or equitable remedy that would (i) have the effect of subordinating any or all of the Obligations or DIP Liens of the Lender under the Loan Documents to any other claim or (ii) have a material adverse effect on the rights and remedies of the Lender under any Loan Document or the collectability of all or any portion of the Obligations;

(Z) the entry of an order in any Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under the DIP Credit Agreement or the other Loan Documents;

(AA) an order shall have been entered by the Bankruptcy Court prohibiting, limiting or restricting the right of the Lender to credit bid for any or all of the Debtors’ assets; and

(BB) the payment of any prepetition claim other than (i) as consented to by the Lender, (ii) as authorized by the Budget, (iii) permitted under the terms of this Agreement or (iv) as authorized by the Bankruptcy Court pursuant to the “first day” or “second day” orders or the DIP Orders and reflected in the Budget.

(b) If any Event of Default occurs and is continuing, the Lender may, in accordance with and subject to the DIP Orders, take any or all of the following actions:

(i) take any action permitted under, and in accordance with, the DIP Orders;

(ii) declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other Obligations (including, for the avoidance of doubt, any amounts required to be paid pursuant to Section 2(j)(ii), in each case, determined in respect of such principal amount (to the full extent permitted by applicable law)), to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(iii) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Lender under this Agreement, any of the other Loan Documents, the DIP Orders or law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender; and

(iv) whether or not the maturity of the Obligations shall been accelerated pursuant hereto, without further order from the Bankruptcy Court, and subject to the terms of the Interim DIP Order and the Final DIP Order (including in respect of any required notices), the automatic stay provisions of section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the Lender to exercise, upon the occurrence and during the continuance of any Event of Default under the Loan Documents, all rights and remedies provided for in the Loan Documents, and to take any or all of the following actions without further order of or application to the Bankruptcy Court (as applicable): (a) immediately terminate the Debtors’ limited use of any cash collateral; (b) cease making any Loans under the DIP Facility to the Debtors; (c) [reserved]; (d) freeze monies or balances in the Debtors’ accounts (and, with respect to this Agreement and the DIP Facility, sweep all funds contained in the Deposit Accounts and Securities Accounts subject to Blocked Account Agreements); (e) immediately set-off any and all amounts in accounts maintained by the Debtors with the Lender against the Obligations, or otherwise enforce any and all rights against the Collateral in the possession of the Lender, including, without limitation, disposition of the Collateral solely for application towards the Obligations; and (f) take any other actions or exercise any other rights or remedies permitted under the Interim DIP Order and the Final DIP Order, the DIP Loan Documents or applicable law to effect the repayment of the Obligations; provided, however, that the Lender must provide the Debtors with three (3) business days’ written notice (which may be by email) before exercising any enforcement rights or remedies; provided, further, that neither the Debtors, the Committee nor any other party-in-interest shall have the right to contest the enforcement of the remedies set forth in the Interim DIP Order and the Final DIP Order and the DIP Loan Documents on any basis other than an assertion that an Event of Default has not occurred or has been cured within the cure periods expressly set forth in the applicable DIP Loan Documents. The Debtors shall cooperate fully with the Lender in its exercise of rights and remedies, whether against the Collateral or otherwise;

(v) provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party under Section 11, the unpaid principal amount of the Loans, all interest accrued thereon and all other Obligations shall automatically become due and payable without further act of the Lender.

(c) Lender, beginning three (3) business days following notice to the Bankruptcy Court, shall have the right to require Loan Parties to assemble any Collateral and make such Collateral available at a location or locations designated by Lender. In the event Lender acquires possession of the Collateral or any portion thereof, as herein before provided, Lender may, in its sole discretion (i) sell the same or any portion thereof, after ten (10) days’ written notice, at public or private sale without the consent of any Loan Party, (ii) declare this Agreement and Lender’s obligations in connection herewith to be terminated and canceled and (iii) enforce any other remedy that Lender may have under applicable law. Each Loan Party understands and agrees, however, that such means of disposal shall not be exclusive, and that Lender shall have the right to dispose of any Collateral repossessed hereunder by any commercially reasonable means. In addition to its obligations pursuant to Section 14 of this Agreement, each Loan Party agrees to pay reasonable attorneys’ fees and legal expenses incurred by Lender in connection with the repossession and sale of any such Collateral. Lender’s remedies hereunder are cumulative and may be enforced successively or concurrently.

(d) Each Loan Party agrees to deliver to Lender at its request copies of all Accounts or lists of all Account Debtors and Lender may, at any time after the occurrence and continuance of an Event of Default, notify such Account Debtors that the Accounts have been assigned to Lender and the payments shall be made directly to Lender. Upon the request of Lender after the occurrence and continuance of an Event of Default, each Loan Party shall promptly notify any Account Debtors of the assignment of their account to Lender. Lender may in its own name communicate and verify with such Account Debtors without the consent of or prior notice to any Loan Party.

(e) In addition to all other rights and remedies which it may have, Lender shall have all rights and remedies granted to secured parties by the UCC.

(f) Lender, beginning three (3) business days following notice to the Bankruptcy Court, may take immediate possession of the Collateral by any means not involving a breach of immediate peace and may sell the same pursuant to applicable law, and for such purpose, Lender may enter upon the premises on which the Collateral shall be situated (including but not limited to Borrower Offices) and remove the same to such other places selected by Lender.

(g) Lender, beginning three (3) business days following notice to the Bankruptcy Court, may take exclusive possession of the premises on which the Collateral is located (including but not limited to Borrower Offices) prior to any sale thereof by Lender, store the Collateral on such premises for so long as is reasonably necessary free of rent and conduct such sale of the Collateral on the premises.

(h) The rights and remedies of Lender shall be cumulative, and no failure or delay in exercising any option, right or remedy shall be deemed a waiver thereof or a waiver of any event of default. To the extent allowed by law, each Loan Party hereby waives the right to any hearing that may be held relating to foreclosure or any other such act and the right to any notice that may be required to be given by Lender prior to such hearing. Each Loan Party hereby expressly releases Lender and its agents from any and all liability relating to such foreclosure and any other acts described above. Lender may setoff against all obligations owed by any Loan Party to Lender all monies of any Loan Party held by Lender.

(i) Lender may hold Loan Parties jointly and severally liable for any deficiency in the amounts owed to Lender after sale of the Collateral and application of such sale proceeds to the amounts owed to Lender.

12.	Limitation on Lender’s Duty in Respect of Collateral.

(a) Beyond the safe custody thereof, Lender shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

13.	Lender’s Appointment as Attorney-In-Fact.

(a) Provided that Lender has provided three (3) business days’ notice to the Bankruptcy Court, each Loan Party hereby irrevocably constitutes and appoints Lender, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party, from time to time in Lender’s discretion, to carry out the terms of this Agreement. Lender may, for and in the name of such Loan Party, endorse and assign any obligation transferred to Lender by such Loan Party and any check for other medium of payment intended to apply upon such obligation. Lender may complete any blank space and fill in omitted information on any document or paper furnished or provided to Lender by any Loan Party or otherwise.

14.	Expenses and Offset.

(a) Subject to Section 23(l), each Loan Party agrees to pay on demand all taxes, fees and other reasonable out-of-pocket expenses in connection with (a) the preparation, execution, delivery and administration any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrowers) and (b) the enforcement, defense or any other matter arising out of, or in connection with this Agreement, the Note and other Loan Documents (including any enforcement or defense arising in any bankruptcy proceedings). Such fees, costs and expenses shall include but not be limited to all reasonable fees, costs and expenses incurred in connection with (a) Lender’s attorneys and other advisors, (b) efforts to provide additional Collateral for the Loan, (c) payment or performance of any obligation of Loan Party, (d) collections or obtaining payment of any Account for any Loan Party, (e) repossession and sales of all or any part of the Collateral, (f) the prosecution or defense of any action or proceeding relating in any way to this Agreement, and (g) the care, safekeeping, storage, preparation for sale and delivery of the Collateral.

(b) The Borrowers and each Guarantor shall jointly and severally pay (i) (x) all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of the Lender (including, but limited in the case of counsel, to all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of the Lender’s counsels, GDC and BBS, and, to the extent necessary, one firm of local counsel engaged by the Lender in connection with the Debtors’ Chapter 11 Cases, and any successor counsel to each), in each case in connection with the negotiations, preparation, execution and delivery of the DIP Loan Documents and the funding of all Loans under the DIP Facility, including, without limitation, all due diligence, transportation, computer, duplication, messenger, audit, insurance, appraisal, valuation and consultant costs and expenses, and all search, filing and recording fees, incurred or sustained by the Lender and its counsels and professional advisors in connection with the DIP Facility, the DIP Loan Documents or the transactions contemplated thereby, the administration of the DIP Facility and any amendment or waiver of any provision of the DIP Loan Documents and (ii) without duplication, all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of the Lender (including, but limited in the case of counsels, to all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of GDC and BBS (and any successor counsel) as outside counsels to the Lender (and any successor counsel), and, to the extent necessary, one firm of local counsel engaged by the Lender in each relevant jurisdiction, and any successor counsel to such primary counsel and local counsel, in each case in connection with (A) the enforcement of any rights and remedies under the DIP Loan Documents, (B) the Chapter 11 Cases, including attendance at all hearings in respect of the Chapter 11 Cases; and (C) defending and prosecuting any actions or proceedings arising out of or relating to the Obligations, the Liens securing the Obligations, or any transaction related to or arising in connection with the DIP Credit Agreement or the other DIP Loan Documents.

15.	Indemnification.

(a) The Debtors shall jointly and severally indemnify and hold harmless the Lender and each of its affiliates and each of their respective officers, directors, employees, controlling persons, agents, advisors, attorneys and representatives of each (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to the DIP Facility, the DIP Loan Documents or the transactions contemplated thereby, or any use made or proposed to be made with the DIP Proceeds, whether or not such investigation, litigation or proceeding is brought by any Debtor or any of its subsidiaries, any shareholders or creditors of the foregoing, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby or under the DIP Loan Documents are consummated, except, with respect to any Indemnified Party, to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct or any of such Indemnified Party’s affiliates or their respective principals, directors, officers, employees, representatives, agents, attorneys or third party advisors. No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Debtor or any of its subsidiaries or any shareholders or creditors of the foregoing for or in connection with the transactions contemplated hereby, except, with respect to any Indemnified Party, to the extent such liability is found in a final non appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct or any of such Indemnified Party’s affiliates or their respective principals, directors, officers, employees, representatives, agents, attorneys or third-party advisors. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

16.	No Duty to Inspect.

(a) Neither Lender nor any representative or employee of Lender shall at any time have any duty or obligation to any Loan Party, any of their Subsidiaries, or any other third party to inspect the Collateral, the financial and other business records, or operations of any Loan Party.

17.	Termination.

No termination of this Agreement shall relieve any Loan Party from any obligation to Lender arising out of Lender’s advances or commitments made prior to the effective date of the termination. Notwithstanding anything else in this Agreement or the other Loan Documents to the contrary, if any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party or any Affiliate of Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for any Loan Party, any Affiliate of any Loan Party or any substantial part of their respective property, or otherwise, this Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until Lender has been indefeasibly repaid in full for all such payments made.

18.	Maximum Interest Rate.

Lender and Borrowers intend to conform strictly to applicable usury laws as presently in effect. Accordingly, Borrowers and Lender agree that, notwithstanding anything to the contrary herein or in any agreement executed in connection with or as security for this Agreement, the sum of all consideration that constitutes interest under applicable law (including but not limited to interest, fees and other loan charges) which is contracted for, charged, or received in connection herewith shall under no circumstance, including without limitation any circumstance in which the Obligations has been accelerated or prepaid, exceed the maximum lawful rate of interest permitted by applicable law

19.	No Advisory of Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and Lender, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their Affiliates, stockholders, creditors or employees or any other person; (iii) Lender has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Lender has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and Lender has no obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby; (iv) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty.

20.	[reserved]

21.	Joint and Several Liability of Borrowers.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement and the other Loan Documents, for the mutual benefit, direct and indirectly, of each Borrower and in consideration for the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as surety but also as co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be joint and several obligations of each Borrower without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such obligation. Subject to the terms and conditions hereof, the obligations of each Borrower under the provisions of this section constitute the absolute and unconditional, full recourse obligations of each of Borrowers enforceable against such person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever. The provisions of this section are made for the benefit of Lender and its successors and assigns, and may be enforced by them from time to time against any or all of Borrowers as often as occasion therefor may arise and without requirement on the part of Lender or such successor or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust such remedies available to it or them against any of the other Borrowers hereunder or to elect any other remedy. The provisions of this section shall remain in effect until all of the Obligations shall have been indefeasibly paid in full or otherwise satisfied.

22.	Guaranty.

(a) Guaranty. Each Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally and irrevocably guarantees to Lender, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all reasonable costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees and expenses paid or incurred by Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Borrower, any Guarantor or any other guarantor of all or any part of the Obligations

(such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of Lender that extended any portion of the Guaranteed Obligations.

(b) Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require Lender to sue any Borrower, any Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

(c) No Discharge or Diminishment of Guaranty.

(i) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Loan Party or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(ii) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(iii) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, nonperfection, or invalidity of any indirect or direct security for the obligations of any Loan Party for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations).

(d) Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Guarantor, other than the payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

(e) Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to Lender.

(f) Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Lender is in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by Lender.

(g) Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

(h) Termination. Lender may continue to make loans or extend credit to the Borrowers based on this Guaranty until five days after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to Lender for any Guaranteed Obligations created, assumed or committed to prior to the 15th day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

(i) Maximum Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 22(i) with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of Lender to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 22(i) with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of Lender hereunder, provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

(j) Liability Cumulative. The liability of each Loan Party as a Guarantor under this Section 22 is in addition to and shall be cumulative with all liabilities of each Loan Party to Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

23.	Miscellaneous.

(a) Lender may treat an Event of Default by Loan Party under this Agreement as a default under all Indebtedness or other obligations owed by Loan Party to Lender. Lender may, at Lender’s option, apply any payments or credits to any particular portion of any Indebtedness of Loan Party to Lender.

(b) Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing and shall be delivered personally, via electronic mail or sent by certified mail or nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery or electronic mail or the date of mailing (or delivery to such courier service), as the case may be, shall be the date of such notice, election or demand, and rejection, refusal to accept or inability to deliver because of a changed address of which no notice was sent shall not affect the validity of any notice, election or demand given in accordance with the provisions of this Agreement. For the purposes of this Agreement, the notice addresses for the parties hereto are as follows:

If to Lender:	Asurion, LLC
140 11th Ave. N
Nashville, TN 37203
Attn: ***
Email: ***

with a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193

Attn: ****
Email: ***

If to any Borrower:	Enjoy Technology, Inc.
3240 Hillview Avenue
Palo Alto, CA 94304
Attn: ***
Email: ***

with a copy to:	Centerview Partners LLC
31 West 52nd Street, 23rd Floor
New York, NY 10019
Attn: ***
Email: ***

and

Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
Attn: [***]
Email: [***]

(c) This Agreement, including all exhibits and other documents related hereto, contains all the terms of the Loan and the Obligations, and Loan Party has not relied on any oral representations of Lender concerning the terms of the Loan and the other Obligations. Time shall be of the essence hereof. Any delay on the part of Lender in the exercise of any right or remedy shall not operate as a waiver thereof. Notwithstanding any required consents or approval by Lender for the assignment of any Obligations by any Loan Party hereunder, subject to Section 23(l), all covenants and conditions of this Agreement and the other Loan Documents shall apply to and be binding upon the successors and assigns of each Loan Party and shall inure to the benefit of Lender and its successors and assigns.

(d) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrowers, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The rights, remedies, powers and privileges of Lender provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(e) To the extent that any payment by or on behalf of any Loan Party is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its sole discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

(f) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(g) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE BANKRUPTCY COURT, AND IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM EXERCISING JURISDICTION, ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF EXCEPT TO THE EXTENT THAT THE PROVISIONS OF THE BANKRUPTCY CODE ARE APPLICABLE AND SPECIFICALLY CONFLICT WITH THE FOREGOING, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH BANKRUPTCY COURT OR NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(h) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(i) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(j) NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECTION 10.14, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY ACTION OR DISPUTE INVOLVING, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

(k) If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(l) This Agreement and each other Loan Document may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records (including facsimile and electronic mail), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature.

(m) This Agreement contains all the terms of the Loan, and no Loan Party has relied on any oral representations of Lender concerning the terms of the Loan.

(n) Subject to Section 23(1), this Agreement binds the Borrowers and the Guarantors and their respective representatives, successors and assigns, and inures to the benefit of Lender and its successors and assigns. No Loan Party may assign this Agreement or any rights or obligations under it without the prior written consent of Lender (which may be granted or withheld in Lender’s sole discretion). Subject to Section 23(1), Lender has the right to transfer, assign or grant participation in its obligations, rights, and benefits under this Agreement and the other Loan Documents, without any Borrower’s consent to a Subsidiary of the Lender that is organized or formed in the United States, any State thereof or the District of Columbia, without any Borrower’s consent.

(o) Lender and each of its successors and assignees shall deliver to Borrowers, and participants shall (and Lender shall cause participants to) deliver to the Lender granting the participation, on or about the date on which such Lender, successor, assignee or participant becomes a Lender, successor, assignee or participant, as applicable, under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers), executed copies of IRS Form W-9 certifying that such Lender, successor, assignee or participant, as applicable, is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and is exempt from U.S. federal backup withholding tax.

[Signature Pages Follow]

IN WITNESS WHEREOF, Borrowers, Guarantors and Lender have caused their names to be signed by their duly authorized officers as of the day and year first above written.

BORROWERS:	ENJOY TECHNOLOGY, INC.

ENJOY TECHNOLOGY OPERATING CORP.

ENJOY TECHNOLOGY LLC

	By:	/s/ Ron Johnson
	Name:	Ron Johnson
	Title:	Chief Executive Officer

[Signature Page to Secured Super-Priority Debtor in Possession Credit, Guaranty and Security Agreement]

IN WITNESS WHEREOF, Borrowers and Lender have caused their names to be signed by their duly authorized officers as of the day and year first above written.

LENDER:	ASURION, LLC

a Delaware limited liability company

	By:	/s/ Roger Anthony Detter
	Name:	Roger Anthony Detter
	Title:	Chief Executive Officer

[Signature Page to Secured Super-Priority Debtor in Possession Credit, Guaranty and Security Agreement]

Exhibit A

Defined Terms

“Acquired Assets” means the assets identified as such in the Bid Procedures Order.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries Controls, or is controlled by, or is under common Control with another Person. “Agreement” has the meaning set forth in the introductory clause of this Agreement.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Rolling Period” means, (i) for the Initial Testing Period, the most recently completed full calendar week, (ii) for the second full calendar week after the Initial Funding Date, the most recently completed two calendar weeks, (iii) for the third full calendar week after the Initial Funding Date, the most recently completed three calendar weeks and (iv) for each full calendar week thereafter, the most recently completed four calendar weeks.

“Applicable Variance” means, (i) for the first full calendar week after the Initial Funding Date, 30%, (ii) for the second full calendar week after the Initial Funding Date, 25%, (iii) for the third full calendar week after the Initial Funding Date, 20% and (iv) thereafter, 15%.

“Asset Purchase Agreement” has the meaning set forth in clause (a) of the definition of Milestones.

“Asurion” has the meaning set forth in the introductory clause of this Agreement.

“AT&T Claim” means the obligations of the Debtors owed to AT&T pursuant to the AT&T Contract.

“AT&T Collateral” means Inventory under the AT&T Contract that is held on consignment.

“AT&T Contract” means that certain AT&T Authorized Dealer Agreement effective as of October 1, 2019 by and between Enjoy Technology, Inc. and AT&T Mobility II, LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Availability Period” means the period commencing on the Effective Date and ending on the Commitment Expiration Date.

“Bankruptcy Code” has the meaning set forth in the Recitals of this Agreement.

Exhibit-A

“Bankruptcy Court” has the meaning set forth in the Recitals of this Agreement.

“Bankruptcy Proceeding” means a voluntary chapter 11 proceeding commenced in the United States Bankruptcy Court for the District of Delaware.

“Bid Procedures” has the meaning set forth in clause (b) of the definition of Milestones.

“Bid Procedures Motion” has the meaning set forth in clause (b) of the definition of Milestones.

“Blocked Account” has the meaning provided in Section 9(n) of this Agreement.

“Blocked Account Agreement” means with respect to an account established by a Loan Party (other than Excluded Accounts), an agreement, in form and substance reasonably satisfactory to the Lender establishing control (as defined in the UCC) of such account by the Lender and whereby the Blocked Account Bank agrees, upon the occurrence and during the continuance of an Event of Default, to comply only with the instructions originated by the Lender without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom Deposit Accounts are maintained and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower” and “Borrowers” have the meaning set forth in the introductory clause of this Agreement.

“Borrower Officers” has the meaning set forth in Section 8(k).

“Borrowing” means the making of Loans on the Initial Funding Date or the Final DIP Loan Funding Date.

“Borrowing Request” has the meaning set forth in Section 2(f)(i).

“Budget” means the Initial Budget, as amended and supplemented by any Budget Update delivered in accordance with Section 9(b) and approved by the Lender in accordance with Section 9(b).

“Budget Update” has the meaning set forth in Section 9(u)(i) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of the State of Tennessee or New York.

“Carve-Out” has the meaning set forth in the then-applicable DIP Order.

“Carve-Out Reserve” means, at any time of determination, a reserve in the amount of the Carve-Out.

“Change of Control” means an event or series of events by which:

(a) any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) shall be granted the authority to nominate a majority of the members of the board of directors of Borrower;

Exhibit-A

(b) a “person” or a “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 20% of the then-outstanding voting stock of Enjoy;

(c) any other Loan Party or any Subsidiary of any Loan Party assigns, sells, transfers, licenses, or sublicenses all or substantially all of the assets or Intellectual Property of Enjoy and its Subsidiaries on a consolidated basis;

(d) Enjoy fails at any time to own, either directly or indirectly, one hundred percent (100%) of the equity interests of each other Loan Party, free and clear of all Liens (other than the Liens in favor of Lender);

(e) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Enjoy, or control over the equity securities of Enjoy entitled to vote for members of the board of directors or equivalent governing body of Enjoy on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35.0%) or more of the combined voting power of such securities;

(f) any “change in control” or similar event as defined in any organizational document of any Loan Party or in any Material Contract, or any document governing any Indebtedness of any Borrower; or

(g) any Key Person shall for any reason either cease to hold such office or be actively engaged in the day-to-day management of any Loan Party, unless a successor with similar industry experience, reputation and expertise is appointed within thirty (30) days of such cessation and such successor is approved by Lender in its sole discretion.

For purposes of this definition, “control of” any Person shall mean the power, direct or indirect (x) to vote more than 50% of the equity interests having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (y) to direct or cause the direction of the management and policies of such Person by contract or otherwise.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals to this Agreement.

“Citibank Agreement” means that certain Supplier Agreement dated as of May 30, 2018 by and between Enjoy and Citibank, N.A.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means all of the “Collateral” as defined in Section 5(d), and assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a DIP Lien is granted or purported to be granted by such Person in favor of the Lender, for the benefit of itself and the other DIP Secured Parties, under any of the Loan Documents. For the avoidance of doubt, the Collateral shall not include (and the DIP Liens shall not extend to) Excluded Assets.

Exhibit-A

“Commitment Expiration Date” means the earliest to occur of (i) the date on which the entire amount of the Final DIP Loan Commitment has been drawn (after giving effect to such drawing), (ii) the DIP Termination Date and (iii) the date that is ten (10) days prior to the Maturity Date.

“Committee” has the meaning set forth in the then-applicable DIP Order.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto

“Credit Party Expenses” means all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of Lender (including all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of counsel to the Lenders) in connection with (i) the negotiations, preparation, execution and delivery of the Loan Documents and the funding of all Loans, including, without limitation, all due diligence, transportation, computer, duplication, messenger, audit, insurance, appraisal, valuation and consultant costs and expenses, and all search, filing and recording fees, incurred or sustained by the Lender and its counsel and professional advisors in connection with the Loan Documents or the transactions contemplated thereby, the administration of this Agreement and any amendment or waiver of any provision of the Loan Documents, and, without duplication, (ii) (A) the enforcement of any rights and remedies under the Loan Documents, (B) the Chapter 11 Cases, including attendance at all hearings in respect of the Chapter 11 Cases; and (C) defending and prosecuting any actions or proceedings arising out of or relating to the Obligations, the Liens securing the Obligations, or any transaction related to or arising in connection with this Agreement or the other Loan Documents.

“Debtors” has the meaning set forth in the recitals hereto.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate otherwise applicable to such portion of the Obligations, plus two percent (2.00%) per annum.

“Deposit Account” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each Deposit Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Lender shall have no duty to inquire as to the source of the amounts on deposit in any Deposit Account.

“DIP Credit Facility Super-Priority Claims” has the meaning set forth in the then-applicable DIP Order.

“DIP Facility” has the meaning assigned to such term in the recitals to this Agreement.

Exhibit-A

“DIP Liens” shall have the meaning assigned to such term in the then-applicable DIP Order.

“DIP Order” means the Interim DIP Order or the Final DIP Order, as applicable, or each of them as the context may require.

“DIP Proceeds” shall mean the proceeds received by the Borrowers from the Loans (including, for the avoidance of doubt, the Prepetition Obligations).

“DIP Secured Parties” means, collectively, the Lender and each Indemnified Party, and their respective successors and assigns.

“DIP Termination Date” shall mean the date that all Obligations will be due and payable in full in cash unless otherwise agreed to by the Lenders on the earliest of (i) September 30, 2022, (ii) if the Final DIP Order has not been entered, twenty-one (21) calendar days after the Petition Date, (iii) the acceleration of the Loans and the termination of the Final DIP Loan Commitments hereunder, (iv) the effective date of any plan of reorganization, (v) the date the Bankruptcy Court converts any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, (vi) the date the Bankruptcy Court dismisses any of the Chapter 11 Cases, (vii) any Event of Default, (viii) the consummation of the sale of all or substantially all of the Borrowers’ and their subsidiaries assets and (ix) the date an order is entered in any Chapter 11 Case appointing a Chapter 11 trustee or examiner with enlarged powers.

“Disposition” has the meaning set forth in Section 10(c) of this Agreement. “Dispose” shall have a meaning correlative thereto.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” has the meaning set forth in the introductory clause of this Agreement.

“Enjoy” has the meaning set forth in the introductory clause of this Agreement.

“Enjoy LLC” has the meaning set forth in the introductory clause of this Agreement.

“Enjoy Operating” has the meaning set forth in the introductory clause of this Agreement.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Exhibit-A

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Loan Party or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered to be an “at-risk” plan or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“Excluded Account” means any Deposit Account established solely for payroll purposes.

“Excluded Assets” means, collectively, (i) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is binding on such assets (x) on the Petition Date or (y) on the date of the acquisition thereof and not entered into in contemplation thereof (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC), or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received, (ii) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party or an Affiliate thereof) after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC, including any goods held on consignment, (iii) any governmental licenses or state or local licenses, franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC, (iv) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed, (vi) Excluded Accounts, (vii) AT&T Collateral and (viii) the PMA Collateral (as defined in the Final DIP Order); provided that the Collateral shall include any proceeds or reimbursements of or with respect to the PMA Collateral to the extent not paid or payable to the PMA Companies (as defined in the Final DIP Order).

Exhibit-A

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 23(o) and (d) any withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means (i) proceeds of insurance (other than to the extent such insurance proceeds are (1) immediately payable to a Person that is not a Borrower or any of Subsidiary of the Borrowers in accordance with applicable requirements of law or with Contractual Obligations entered into in the ordinary course of business or (2) received by any Borrower or any of Subsidiary of a Borrower as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds, (ii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (iii) condemnation awards (and payments in lieu thereof) and (iv) any cash received by the Borrowers or any of their Subsidiaries not in the ordinary course of business, including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, and (c) indemnity payments (other than to the extent such indemnity payments are (1) immediately payable to a Person that is not an Affiliate of the Borrowers or any of their Subsidiaries, or (2) received by the Borrowers or any of their Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person); provided, that, in each case, “Extraordinary Receipts” shall exclude (x) any cash not otherwise constituting Extraordinary Receipts received by a Loan Party from any other Loan Party and (y) any purchase price adjustment received in connection with any purchase agreement.

“Event of Default” has the meaning assigned to such term in Section 11(a) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Final DIP Loan Commitment” means the Lender’s commitment to make a Final DIP Loan, which commitment is in the amount of the lesser of (a) the DIP Facility in excess of the Initial Loans and (b) such amount as approved by the Bankruptcy Court for funding pursuant to the Final DIP Order.

Exhibit-A

“Final DIP Loan Funding Date” means the date on which the conditions under Section 4(b) are first satisfied or waived as determined by the Lender.

“Final DIP Loans” means the term loans to be made on the Final DIP Loan Funding Date and on or prior to the Commitment Expiration Date, in one drawing in an aggregate principal amount not to exceed such Lender’s Final DIP Loan Commitment.

“Final DIP Order” means an order entered by the Bankruptcy Court in the Chapter 11 Cases substantially in the form of the Interim DIP Order (with only such modifications thereto as are necessary to convert the Interim DIP Order to a final order and other modifications as are satisfactory in form and substance to the Lender in its sole discretion).

“Final DIP Order Entry Date” means the date on which the Bankruptcy Court enters the Final DIP Order.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” has the meaning set forth in Section 1(a) of this Agreement.

“Global Note” means that certain Global Intercompany Note of even date herewith, executed by each Loan Party, including all amendments, restatements, supplements, joinders or other modifications thereto.

“Guaranteed Obligations” has the meaning set forth in Section 22(a) of this Agreement.

“Guarantor” means any Person who may as of the Effective Date or hereafter guarantee payment or performance of the whole or any part of the Obligations.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.

Exhibit-A

“Guaranty” means the guaranty provisions contained in Section 22 of this Agreement, and each other guaranty agreement executed by any Guarantor hereunder, whereby each Guarantor unconditionally guarantees the payment and performance of all of the Obligations of Borrowers to Lender.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) any obligations of such person incurred in connection with any consignment arrangement, conditional sale, or similar title retention program;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all capital lease and financing lease obligations of such Person (including, for the avoidance of doubt, any leased vehicles and equipment);

(g) all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person (including, without limitation, any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends); and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

Exhibit-A

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Budget” shall mean a 10-week operating budget setting forth all forecasted receipts and disbursements on a weekly basis for such 10-week period beginning the week prior to the Petition Date, broken down by week, including the line item details for and anticipated weekly uses of the DIP Proceeds for such period (and draws under this Agreement), which shall include, among other things, available cash, cash flow, trade payables and ordinary course expenses and total expenses, fees and expenses relating to this Agreement, fees and expenses related to the Chapter 11 Cases (including professional fees), and working capital and other general corporate needs, which forecast shall be in form and substance satisfactory to the Lender. Such Initial Budget shall be in the form set forth in Exhibit B hereto and also attached as an exhibit to the Interim DIP Order. Until supplemented pursuant to Section 9(b) and approved by the Lender in accordance with this Agreement, the Initial Budget shall constitute the Budget.

“Initial Loan Documents” means the Interim DIP Order and the DIP Term Sheet (as defined in the Interim DIP Order).

“Initial Loans” means the Interim Loan and Rolled Up Amount advanced by the Lender to the Borrowers pursuant to the Initial Loan Documents and described in Section 2(a)(i).

“Initial Funding Date” has the meaning set forth in the Recitals to this Agreement.

“Initial Testing Period” means the first full calendar week period commencing after the Petition Date.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights; unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income, royalties or amounts therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercompany License” means that certain Intra-Group Licence between Enjoy (UK) Limited and Enjoy Technology, Inc., dated October 19, 2018.

“Interim DIP Order” means the order of the Bankruptcy Court entered in the Chapter 11 Cases, on July 1, 2022, which shall be in full force and effect until the entry of the Final DIP Order approving this Agreement and other Loan Documents and the Lien granted hereunder and thereunder and the other transactions contemplated hereby and thereby, and which shall not have been stayed, reversed, vacated or otherwise modified (other than with the consent of Lender in its sole discretion).

Exhibit-A

“Interim Loan” has the meaning set forth in the Recitals to this Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interest of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any acquisition, (d) the formation of any joint ventures or partnerships or (e) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Johnson Note” means that certain Amended and Restated Promissory Note dated as of June 29, 2022, payable by Enjoy to the order of Ron Johnson, as may be amended, restated or otherwise modified from time to time only as expressly permitted pursuant to this Agreement.

“Key Person” means each of (a) any person serving as Enjoy’s Chief Executive Officer (or similar position) from time to time, (b) any person serving as Enjoy’s Chief Operating Officer (or similar position) from time to time and (c) any person serving as Enjoy’s Chief Legal Officer (or similar position) from time to time.

“Known Event” means the commencement and continuation of the Chapter 11 Cases, the events leading up to the Chapter 11 Cases, the effect of the bankruptcy, the conditions in which the Borrower operates in as existing on the Initial Funding Date and/or the consummation of transactions contemplated by the Debtors’ “first day” pleadings reviewed by the Lender or as disclosed to the Lender prior to the Petition Date.

“Lease” means each lease of real property pursuant to which a Loan Party operates its business, maintains books and records or otherwise conducts its operations.

“Lender” has the meaning set forth in the introductory paragraph hereto.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, consignment, capital lease obligations, financing lease obligations, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall mean, collectively, the Initial Loans, the term loans made by the Lender to the Borrowers pursuant to Section 2(a) and any PIK Interest added to the aggregate principal amount of such term loans in accordance with Section 2(h)(ii).

“Loan Party” means each Borrower and each Guarantor, and any other Person who becomes a party as a borrower or guarantor to this Agreement and their successors and assigns.

Exhibit-A

“Loan Document” means this Agreement, the Note, the Guaranty, the Global Note, the Security Documents, each Subordination Agreement, the Perfection Certificate, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Material Adverse Effect” means (i)(a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Borrower; (b) the legality, validity, binding effect or enforceability of the Loan Documents or the DIP Orders; (c) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (d) a material impairment of the rights and remedies of the Lender under any Loan Document; or (e) the perfection or priority of the DIP Liens granted pursuant to the Loan Documents or the DIP Orders; or (ii) a Material Adverse Effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; except in each case those events, circumstances or conditions relating to the commencement and continuation of the Chapter 11 Cases. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect.

“Material Contracts” means, with respect to any Person, each contract to which such Person is a party that is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, including, without limitation, any contract or agreement of any Loan Party, the loss of which could reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, each of the AT&T Contract, the warehouse and vehicle fleet leases used to service the AT&T Contract, and any other agreement or license used to service the AT&T Contract that cannot be easily and quickly replaced in the ordinary course of business shall constitute a Material Contract for all purposes hereunder and under the other Loan Documents.

“Maturity Date” has the meaning set forth in Section 3(a) of this Agreement.

“Maximum Liability” has the meaning set forth in Section 22(i) of this Agreement.

“Milestones” has the meaning assigned to such term in the then-applicable DIP Order, except to the extent modified by written agreement of the Lender and the Debtors. As of the date hereof, the following milestones related to the Debtors’ Chapter 11 Cases:

(a) By 10 a.m. EST on July 25, 2022, the Debtors shall have filed with the Bankruptcy Court a stalking horse asset purchase agreement for the Acquired Assets with the Lender consistent with the proposed Bid Procedures (the “Asset Purchase Agreement”), pursuant to which the Lender will agree to credit bid its Loans pursuant to Section 363(k) of the Bankruptcy Code.

(b) By July 26, 2022, the Bankruptcy Court shall have entered the Bid Procedures Order;

(c) By July 26, 2022, the Bankruptcy Court shall have entered the Final DIP Order;

Exhibit-A

(d) By August 14, 2022, the Bankruptcy Court shall have entered one or more final, non-appealable sale order(s) (which shall be in form and substance reasonably acceptable to the Lender) approving each of the winning bid(s) resulting from the auction; and

(e) By August 29, 2022, the Asset Sale Effective Date (as defined in the Bid Procedures Order) shall have occurred.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Proceeds” means, with respect to the proceeds received by any Loan Party during the term of this Agreement from any Disposition, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) if applicable, the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Lender’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such Disposition (other than Indebtedness under the Loan Documents), (B) taxes paid or payable by such Loan Party in connection with such Disposition, and (C) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such Disposition (including, without limitation, appraisals, and brokerage, legal, agents and title expenses and commissions) paid by any Loan Party to third parties (other than Affiliates) to the extent in accordance with the Budget.

“Note” means that certain $55,000,000 Senior Secured Promissory Note of even date herewith issued by Borrowers to the Lender, as such may be amended and/or restated from time to time.

“Obligated Party” has the meaning set forth in Section 22(b) of this Agreement.

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Borrower or any Affiliate thereof arising under any Loan Document or otherwise with respect to the Loan thereof, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Exhibit-A

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment).

“Payors” has the meaning set forth in Section 5(e)(iv) of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which such Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means that certain Collateral Information and Perfection Certificate, executed by the Loan Parties and dated as of the date hereof.

“Permitted Disposition” means:

(i) any Disposition of Intellectual Property pursuant to the Intercompany License;

(ii) any Subsidiary of a Borrower may Dispose of assets to a Borrower;

(iii) any Loan Party or any Subsidiary may liquidate cash equivalents into cash; and

(iv) any Disposition made under and in strict accordance with the terms of the Citibank Agreement.

“Permitted Indebtedness” means:

(i) Indebtedness under the Loan Documents;

(ii) Indebtedness existing as of the Initial Funding Date and described on Schedule 8(e)(v), in such amounts that shall not exceed those as of the Initial Funding Date;

(iii) trade accounts payable and accrued expenses incurred in accordance with the Budget;

Exhibit-A

(iv) the indorsement of negotiable instruments payable to Loan Party for deposit or collection in the ordinary course of business;

(v) Johnson Note, subject to the Subordination Agreement described in Section 4(a);

(vi) Indebtedness under cash management agreements, bank overdrafts, returned items or like items incurred in the ordinary course of business that are repaid within three (3) Business Days of becoming due, provided that such cash management and similar arrangements shall not involve any Affiliates of the Borrower (other than Loan Parties); and

(vii) Indebtedness incurred by the Borrowers in respect of letters of credit with an aggregate stated amount not to exceed $1,820,000 in respect of casualty or liability insurance.

“Permitted Investments” means each of the following:

(i) Investments that existed on the Initial Funding Date in cash and cash equivalents;

(ii) advances made in connection with purchases of goods or services in the ordinary course of business and in accordance with the Budget;

(iii) Investments existing on the Initial Funding Date, as set forth on Schedule 8(d) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(iv) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business and in accordance with the Budget;

(v) advances in the form of a prepayment of expense to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business and in accordance with the Budget;

(vi) purchases of assets in the ordinary course of business, consistent with past practice and in accordance with the Budget;

(vii) Investments made by a Loan Party into another Loan Party; and

(viii) deposits made in the ordinary course of business to secure the performance of leases or other obligations pursuant to Section 10(a).

“Permitted Liens” are:

(i) the security interests and Liens granted in the Loan Documents;

(ii) Liens existing as of the Initial Funding Date and described on Schedule 8(h)(iii);

Exhibit-A

(iii) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens;

(iv) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the applicable Loan Party operating at such leased location, and any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Borrowers and their Subsidiaries;

(v) Liens in favor of financial institutions arising in connection with a Loan Party’s (or any of its Subsidiaries’) deposit accounts and/or securities accounts held at such institutions;

(vi) any interest or title of a lessor in the property (and the proceeds, accession or products thereof) subject to any leases entered into by Borrowers or their Subsidiaries in the ordinary course of business;

(vii) Liens on cash collateral securing letters of credit permitted to be incurred under clause (vii) of the definition of Permitted Indebtedness; provided that such cash collateral shall not exceed 100% of the stated amount of such letters of credit.

“Permitted Prior Lien” shall mean any of those existing Liens that, under applicable law, are senior to and have not been subordinated to the DIP Liens granted in favor of the Lender under the Loan Documents and the DIP Orders, but only to the extent that such Liens are valid, perfected, enforceable and non-avoidable Liens as of the Petition Date as permitted by section 546 of the Bankruptcy Code.

“Permitted Reorganization” means a liquidation, dissolution or consolidation of ENJOY (UK) LIMITED and ENJOY TECHNOLOGY CANADA; provided that (i) after giving effect to such liquidation, dissolution or consolidation, any remaining assets of such Subsidiary shall be transferred to Borrowers and (ii) in the case of consolidation or merger between a foreign Subsidiary and a Borrower, such Borrower shall be the surviving entity.

“Permitted Uses” has the meaning set forth in Section 9(i)(i).

“Permitted Variance” shall mean, for the applicable Testing Period: (a) all favorable variances, and (b) an unfavorable variance (other than disbursements for Professional Fees of the Lender and fees of the Office of the United States Trustee) of no more than (x) the Applicable Variance for actual receipts under the AT&T Contract, (y) the Applicable Variance for actual operating disbursements (on an aggregate basis) and (z) 20% for actual professional fee disbursements (on an aggregate basis), in each case as compared to the budgeted receipts and disbursements, respectively, set forth in the Budget with respect to the applicable Testing Period; provided, that any disbursements in such Testing Period made from proceeds of favorable variances with respect to receipts in such Testing Period shall not be counted as disbursements for purposes of calculating unfavorable variances; notwithstanding the foregoing, the Carve-Out shall be excluded from the determination of Permitted Variances. The Permitted Variances with respect to each Testing Period shall be determined and reported to the Lender (and its advisors) not later than 5:00 p.m. Central Time on the third Business Day of the week immediately following the end of each such Testing Period. Additional variances, if any, from the Budget, and any proposed changes to the Budget, shall be subject to the approval of the Lender.

Exhibit-A

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, governmental authority or other entity.

“Petition Date” has the meaning set forth in the Recitals of this Agreement.

“PIK Interest” has the meaning set forth in Section 2(h)(ii)(b) of this Agreement.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prepayment Event” means:

(i) any Disposition of Collateral other than Dispositions permitted by Section 10(b);

(ii) the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts;

(iii) the receipt of (i) any cash or cash equivalents cash collateralizing any letter of credit that are returned to a Borrower or any Guarantor for its own account and (ii) any cash or cash equivalents returned to a Borrower or any Guarantor from rent reserves or security deposits returned to a Borrower or any Guarantor upon the assignment of a lease or otherwise;

(iv) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral of Borrower or any Subsidiary; or

(v) the incurrence by a Borrower or any Subsidiary of any Indebtedness (other than Permitted Indebtedness) or the receipt of Net Proceeds from the issuance of equity interests.

“Prepetition” means the time period ending immediately prior to the commencement of the Chapter 11 Cases.

“Prepetition Amount” has the meaning set forth in the Recitals of this Agreement.

“Prepetition Credit Agreement” has the meaning set forth in the Recitals of this Agreement.

“Prepetition Lender” has the meaning set forth in the Recitals of this Agreement.

“Prepetition Loan Documents” means the Prepetition Credit Agreement and all the “Loan Documents” as defined in the Prepetition Credit Agreement.

“Prepetition Obligations” means the outstanding principal amount and all other obligations under the Prepetition Loan Documents.

Exhibit-A

“PTO” means the United States Patent and Trademark Office.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include (a) all payments made by such Person with any proceeds of a dissolution or liquidation of such Person, and (b) any repurchase of equity securities of Borrowers deemed to occur upon the withholding of a portion of equity securities that are granted, awarded or paid to a current or former officer, director, employee or consultant (any of the foregoing, a “Grantee”, and such equity, “Incentive Equity”) (i) to pay any taxes (withholding or otherwise) payable by such Grantee in connection with such grant, award or payment (or upon vesting thereof) of such Incentive Equity, or (ii) to pay the exercise price of any stock options of any Grantee, it being understood that any obligations of any Grantee with respect to such taxes or such exercise prices shall be funded by such Grantees in cash or such other manner that does not require the withholding of shares.

“Responsible Officer” means president, chief financial officer, controller, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Lender by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Rolled Up Amount” has the meaning set forth in the Recitals to this Agreement.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any governmental authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

Exhibit-A

“Sanctions” means, individually and collectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other governmental authority with jurisdiction over any member of any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” means the Securities and Exchange Commission.

“Security Documents” means the DIP Orders and any other security agreement or other instrument or document executed and delivered to the Lender pursuant to this Agreement or any other Loan Document granting a DIP Lien to secure any of the Obligations.

“Specified Foreign Entities” means ENJOY (UK) LIMITED and ENJOY TECHNOLOGY CANADA.

“Specified Foreign Limitations” means, with respect solely to the Specified Foreign Entities, that the applicable provision shall be subject to, and applicable solely to the extent permitted under, applicable foreign law and the relevant liquidation proceedings for each such entity.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated with respect to collateral rights and/or in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by Lender. For the avoidance of doubt, the Johnson Note shall constitute Subordinated Indebtedness for all purposes hereunder and under each other Loan Document.

“Subordination Agreements” means, collectively, any subordination agreement entered into in connection with Subordinated Indebtedness, as amended from time to time. For the avoidance of doubt, the Subordination Agreement related to the Johnson Note executed on the date hereof shall constitute a Subordination Agreement for all purposes hereunder and under each other Loan Document.

“Subordination Provisions” has the meaning set forth in Section 11(a)(xix) of this Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Testing Period” means the Initial Testing Period and each Applicable Rolling Period thereafter.

“Termination Fee” has the meaning set forth in Section 2(i)(ii) of this Agreement.

Exhibit-A

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, (b) the commencing and filing of the Chapter 11 Cases and (c) the payment of fees and expenses in connection with the consummation of the Transaction.

“UCC” has the meaning set forth in Section 1(a) of this Agreement.

“Variance Report” has the meaning assigned to such term in Section 9(b)(iv) of this Agreement.

Exhibit-A

Exhibit B

Budget

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Exhibit C

Form of Compliance Certificate

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Schedules

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